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Filed Pursuant to Rule 424(b)(2)
A filing fee of $33,458.55, calculated in accordance with Rule 457(r), has been transmitted to the SEC in connection with the securities offered from the registration statement (File No. 333-133115) by means of this prospectus supplement

P R O S P E C T U S  S U P P L E M E N T
(To prospectus dated April 7, 2006)

23,400,000 Shares

Ventas, Inc.

Common Stock

              Ventas, Inc. is selling all of the shares of common stock being offered by this prospectus supplement and the accompanying prospectus. Our common stock is listed on the New York Stock Exchange under the symbol "VTR." On May 17, 2007, the last reported sale price for our common stock was $40.55 per share.

              Investing in our common stock involves risks. See "Risk Factors" beginning on page S-4 of this prospectus supplement.

	Per Share	Total
Public offering price	$40.50	$947,700,000
Underwriting discount	$1.62	$37,908,000
Proceeds, before expenses, to us	$38.88	$909,792,000

              The underwriters may also purchase up to an additional 3,510,000 shares of common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The underwriters expect to deliver the shares of common stock to purchasers on or about May 23, 2007.

Joint Bookrunning Managers

Merrill Lynch & Co.	Citi

UBS Investment Bank	Banc of America Securities LLC

Co-managers

Calyon Securities (USA) Inc.
KeyBanc Capital Markets
BMO Capital Markets
JPMorgan
Stifel Nicolaus

The date of this prospectus supplement is May 17, 2007.

Prospectus Supplement

Prospectus

              This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control.

              You should read this document together with additional information described under the heading "Where You Can Find More Information and Incorporation by Reference." You should rely only on the information contained or incorporated by reference in this document. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the

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information in this prospectus supplement and the accompanying prospectus, as well as the information we have previously filed with the Securities and Exchange Commission (the "Commission") and incorporated by reference in this document, is accurate only as of its date or the date which is specified in those documents.

              Unless the context otherwise requires, the following terms used in this prospectus supplement will have the meanings below:

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  the terms "we," "us," "our" or similar terms and "Ventas" refer to Ventas, Inc., a Delaware corporation, together with its subsidiaries;

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  the term "Ventas Realty" refers to Ventas Realty, Limited Partnership, a Delaware limited partnership;

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  the term "ETOP" refers to ElderTrust Operating Limited Partnership, a Delaware limited partnership;

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  the term "Kindred" refers to Kindred Healthcare, Inc., a Delaware corporation, and certain of its affiliates;

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  the term "Alterra" refers to Alterra Healthcare Corporation, a Delaware corporation, together with its subsidiaries;

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  the term "Brookdale" refers to Brookdale Living Communities, Inc., a Delaware corporation, together with its subsidiaries;

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  the term "Brookdale Senior Living" refers to Brookdale Senior Living Inc., a Delaware corporation, together with its subsidiaries, which include Alterra and Brookdale;

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  the term "Provident" refers to Provident Senior Living Trust, a Maryland real estate investment trust, for all periods prior to our acquisition of Provident; and

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  the term "Sunrise REIT" refers to Sunrise Senior Living Real Estate Investment Trust, a real estate investment trust established under the laws of the Province of Ontario.

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PROSPECTUS SUPPLEMENT SUMMARY

              This summary contains basic information about us, our common stock and this offering. Because this is a summary, it does not contain all of the information you should consider before investing in our common stock. You should carefully read this summary together with the more detailed information and financial statements and notes thereto contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. To fully understand this offering, you should read all of these documents.

Ventas, Inc.

              We are a healthcare real estate investment trust ("REIT") with a geographically diverse portfolio of seniors housing and healthcare-related properties in the United States and Canada. As of March 31, 2007, this portfolio consisted of 172 seniors housing communities, 218 skilled nursing facilities, 43 hospitals and 22 medical office and other properties in 43 U.S. states. On April 26, 2007, we acquired an additional 77 seniors housing communities in 19 U.S. states and two Canadian provinces by way of our acquisition of the assets of Sunrise REIT. See "Recent Developments—Sunrise REIT Acquisition." We have also recently agreed to sell 22 underperforming assets to Kindred. See "Recent Developments—Kindred Disposition and Lease Renewal." Except with respect to our medical office buildings and the properties we recently acquired from Sunrise REIT, we lease our properties to healthcare operating companies under "triple-net" or "absolute net" leases, which require the tenants to pay all property-related expenses. We also had real estate loan investments relating to seniors housing and healthcare-related third parties as of March 31, 2007.

              We conduct substantially all of our business through our wholly owned subsidiaries, Ventas Realty, PSLT OP, L.P. and Ventas SSL, Inc., and ETOP, in which we own substantially all of the partnership units. Our primary business consists of financing, owning and leasing seniors housing and healthcare-related properties and leasing or subleasing those properties to third parties or operating those properties through independent third party managers.

              Our business strategy is comprised of two primary objectives: (1) diversifying our portfolio of properties and (2) increasing our earnings. We intend to continue to diversify our real estate portfolio by operator, facility type, geography and reimbursement source through investments in, and acquisitions and/or development of, additional seniors housing and/or healthcare-related assets across a wide spectrum.

              Our principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and our telephone number is (502) 357-9000. We maintain a website on the Internet at http://www.ventasreit.com. Information on our website is not incorporated by reference herein and our web address is included in this prospectus as an inactive textual reference only.

Recent Developments

              Sunrise REIT Acquisition.    On April 26, 2007, we completed the acquisition of all of the assets of Sunrise REIT (the "Sunrise Acquisition") pursuant to the terms of a purchase agreement dated as of January 14, 2007, as amended, among us, our wholly owned subsidiaries, Ventas SSL Ontario I, Inc. (formerly 2124678 Ontario Inc., the "Securities Purchaser") and Ventas SSL Ontario II, Inc. (formerly 2124680 Ontario Inc., the "Asset Purchaser" and, together with the Securities Purchaser, the "Purchasers"), Sunrise REIT, Sunrise REIT Trust ("Sub Trust") and Sunrise REIT GP Inc. ("Sunrise GP"), in its capacity as general partner of Sunrise Canadian UPREIT, LP ("UPREIT"). The aggregate consideration for the Sunrise Acquisition, including the assumption of debt, was approximately Cdn $2.26 billion (or approximately US $1.96 billion using our effective exchange rate as of the closing, taking into account our existing foreign exchange contracts).

              At the effective time of the Sunrise Acquisition, the Securities Purchaser purchased all of the interests and assumed all of the liabilities of Sunrise REIT Canadian Holdings Inc. ("Canco") and certain of Sunrise REIT's intercompany notes held by Sub Trust, and the Asset Purchaser acquired all of Sunrise REIT's remaining assets and liabilities from Sunrise REIT, Sub Trust and UPREIT. Immediately following the Sunrise Acquisition, each unit of beneficial interest of Sunrise REIT outstanding immediately prior to the effective time (except for a small number of non-tendered units) was redeemed at a redemption price of Cdn $16.50 in cash without any action on the part of the unitholders.

              As a result of the Sunrise Acquisition, we acquired a 100% interest in 18 senior living communities and a 75-85% interest in 59 additional senior living communities, with the minority interest in those 59 communities being owned by affiliates of Sunrise Senior Living, Inc. ("Sunrise"). Of the 77 communities, 66 are located in metropolitan areas of 19 U.S. states and 11 are located in the Canadian provinces of Ontario and British Columbia. In addition, we expect to acquire for a fixed price two newly constructed communities in the U.S. and Canada in 2007 or 2008.

              The letter agreement dated January 14, 2007 (the "Letter Agreement") between us and Sunrise addressing modifications to various management and other agreements and contractual relationships between Sunrise and its affiliates, on the one hand, and Sunrise REIT and its affiliates, on the other hand (the "Existing Agreements"), remains in effect. Although not required, we and Sunrise may enter into various amendments to the Existing Agreements to further address the matters set out in the Letter Agreement.

              We financed the Sunrise Acquisition through a senior interim loan in the principal amount of $530.0 million, a private placement of 700,000 shares of our Series A Senior Preferred Stock having a liquidation preference of $1,000 per share, and the assumption of $861.1 million of existing mortgage debt. We intend to use the net proceeds of this offering to redeem all of the outstanding shares of Series A Senior Preferred Stock and to repay a portion of the indebtedness outstanding under our senior interim loan.

              Kindred Disposition and Lease Renewal.    In April 2007, we entered into multiple agreements with Kindred to sell to Kindred 22 underperforming assets operated by Kindred, in separate transactions, for an aggregate of $171.5 million and a $3.5 million lease termination fee. Cash rent for these assets for the May 1, 2007 to April 30, 2008 lease year is $10.6 million, and the sales are expected to be completed, in one or more closings, on or before June 30, 2007. Kindred deposited an aggregate of $10.0 million in earnest money to secure performance under the agreements. We expect to recognize a gain on these sales of approximately $129.0 million in the second quarter of 2007.

              On April 27, 2007, Kindred renewed, through April 30, 2013, its leases covering 64 healthcare assets owned by us. The renewal affects all 64 assets under the Kindred Master Leases whose base term would have expired on April 30, 2008. The assets whose lease term has been extended include 56 skilled nursing facilities and eight long-term acute care hospitals that are contained within seven different "renewal bundles" in the Kindred Master Leases. Kindred retains two additional sequential renewal options for these assets. This renewal includes seven of the assets to be sold pursuant to the agreements described above, but these assets will be removed from the Kindred Master Leases upon sale.

The Offering

              For a description of our common stock, see "Description of Ventas, Inc. Common Stock" in the accompanying prospectus.

Securities offered by us	23,400,000 shares of common stock.
Common stock to be outstanding after this offering	129,748,666 shares.
Use of proceeds
We intend to use the net proceeds from this offering to redeem all of our outstanding Series A Senior Preferred Stock and to repay a portion of the indebtedness outstanding under our senior interim loan. We used the proceeds from the private placement of the Series A Senior Preferred Stock and the borrowings under the senior interim loan to fund a portion of the Sunrise Acquisition. See "Use of Proceeds."
Restrictions on ownership and transfer
Our restated certificate of incorporation, as amended, contains restrictions on ownership and transfer of our common stock intended to assist us in maintaining our status as a REIT for federal and/or state income tax purposes. For example, our restated certificate of incorporation, as amended, generally restricts any person from acquiring beneficial ownership of more than 9% of our outstanding shares of common stock, as more fully described in the section entitled "Description of Ventas, Inc. Common Stock" in the accompanying prospectus.
Risk factors
See "Risk Factors" and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
New York Stock Exchange symbol	VTR

              Unless expressly stated otherwise, the information set forth above and throughout this prospectus supplement assumes no exercise of the underwriters' overallotment option. See "Underwriting." The number of shares to be outstanding after this offering as shown above is based on 106,348,666 shares of our common stock outstanding as of May 1, 2007.

RISK FACTORS

              Investing in our common stock will provide you with an equity ownership in Ventas. As one of our stockholders, you will be subject to risks inherent in our business. The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein before deciding to invest in shares of our common stock.

Risks Arising from Our Business

We are dependent on Kindred and Brookdale Senior Living; either of Kindred's or Brookdale Senior Living's inability or unwillingness to satisfy its obligations under its agreements with us could significantly harm us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders as required for us to continue to qualify as a REIT.

              We are dependent on Kindred and Brookdale Senior Living in the following ways:

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  We lease a substantial portion of our properties to Kindred and subsidiaries of Brookdale Senior Living, and therefore Kindred and Brookdale Senior Living accounted for most of our total revenues in 2006 and 2005, and they are expected to continue to be significant sources of our revenues; and

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  Since the Kindred Master Leases and our leases with subsidiaries of Brookdale Senior Living are triple-net leases, we depend on Kindred and those subsidiaries to pay insurance, taxes, utilities and maintenance and repair expenses required in connection with the leased properties.

              We cannot assure you that Kindred or Brookdale Senior Living will have sufficient assets, income, access to financing and insurance coverage to enable it to satisfy its obligations under its agreements with us. In addition, any failure by Kindred or Brookdale Senior Living to effectively conduct its operations could have a material adverse effect on its business reputation or on its ability to attract and retain patients and residents in its properties. Any inability or unwillingness by Kindred or Brookdale Senior Living to satisfy its obligations under its agreements with us or to effectively conduct its operations could significantly harm us and our ability to service our indebtedness and our other obligations and to make distributions to our stockholders, as required for us to continue to qualify as a REIT (a "Material Adverse Effect").

We may be unable to find another tenant or operator for our properties if we have to replace Kindred, subsidiaries of Brookdale Senior Living or any of our other tenants or operators.

              We may have to find another tenant or operator for the properties covered by one or more of the Kindred Master Leases or our leases with subsidiaries of Brookdale Senior Living or any of our other tenants or operators upon the expiration of the terms of the applicable lease or upon a default by Kindred or any of those subsidiaries, tenants or operators. During any period that we are attempting to locate one or more tenants or operators, there could be a decrease or cessation of rental payments on those properties. We cannot assure you that Kindred, subsidiaries of Brookdale Senior Living or any of our other tenants or operators will elect to renew their respective leases with us upon expiration of the terms thereof; nor can we assure you that we will be able to locate another suitable tenant or operator or, if we are successful in locating such a tenant/operator, that the rental payments from that new tenant or operator would not be significantly less than the existing rental payments. Our ability to locate another suitable tenant or operator may be significantly delayed or limited by various state licensing, receivership, certificate of need or other laws, as well as by Medicare and Medicaid change-of-ownership rules. We also may incur substantial additional expenses in connection with any such licensing, receivership or change-of-ownership proceedings. Any such delays, limitations and expenses could materially delay or impact our ability to collect rent, to obtain possession of leased properties or otherwise to exercise remedies for tenant default and could have a Material Adverse Effect on us.

We may encounter certain risks when implementing our business strategy to pursue investments in, and/or acquisitions or development of additional seniors housing and/or healthcare-related assets.

              We intend to continue to pursue investments in, and/or acquisitions or development of, additional seniors housing and/or healthcare-related assets domestically and internationally, subject to the contractual restrictions contained in our revolving credit facility, our senior interim loan and the indentures governing our outstanding senior notes. Investments in and acquisitions of these properties, including the properties acquired in connection with the Sunrise Acquisition, entail general risks associated with any real estate investment, including risks that the investment will fail to perform in accordance with expectations, that the estimates of the cost of improvements necessary for acquired properties will prove inaccurate or that the tenant/operator will fail to meet performance expectations. In addition, investments in and acquisitions of properties outside the United States, would subject us to legal, economic and market risks associated with operating in foreign countries, such as currency and tax risks. Any new development projects that we pursue would also be subject to numerous risks, including risks of construction delays or cost overruns that may increase project costs, new project commencement risks such as receipt of zoning, occupancy and other required governmental approvals and permits and the risk of incurring development costs in connection with projects that are not pursued to completion. In addition, we may borrow to finance any investments in, and/or acquisitions or development of, seniors housing, healthcare-related and/or other properties, which would increase our leverage.

              We compete for investment or acquisition opportunities with entities that have substantially greater financial resources than we do. Our ability to compete successfully for these opportunities is affected by many factors, including our cost of obtaining debt and equity capital at rates comparable to or better than our competitors. Competition generally may reduce the number of suitable investment or acquisition opportunities available to us and increase the bargaining power of property owners seeking to sell, thereby impeding our investment, acquisition or development activities. Even if we succeed in identifying and competing for investment or acquisition opportunities, these opportunities, would subject us to the risk that the value of the properties or businesses we invest in or acquire could decrease substantially after such investment or acquisition, that we might be unable to accurately assess the value of properties or businesses that are not of the type we currently own or that the investment or acquisition would divert management's attention from our existing business, some or all of which could have a Material Adverse Effect on us.

              Furthermore, as we continue to implement our business strategy to pursue investments in, and/or acquisitions or development of, additional seniors housing and/or healthcare-related assets or businesses, we intend to increase the number of operators of our properties and, potentially, our business segments. We cannot assure you that we will have the capabilities to successfully monitor and manage a portfolio of properties with a growing number of operators and/or manage such businesses.

Our investments are concentrated in seniors housing and healthcare-related properties, making us more vulnerable economically than if our investments were diversified.

              We invest primarily in real estate—in particular, seniors housing and healthcare-related properties. Accordingly, we are exposed to the risks inherent in concentrating investments in real estate, and these risks become even greater due to the fact that all of our investments are in properties used in the seniors housing or healthcare industries. A downturn in the real estate industry could adversely affect the value of our properties. A downturn in the seniors housing or healthcare industries could negatively impact our operators' ability to make rental payments to us, which, in turn, could have a Material Adverse Effect on us.

              Furthermore, the healthcare industry is highly regulated, and changes in government regulation and reimbursement in the past have had material adverse consequences on the industry in general, which may not even have been contemplated by lawmakers and regulators. We cannot assure you that future changes in government regulation of healthcare will not have a material adverse effect on the healthcare industry, including our tenants/operators. Our ability to invest in non-seniors housing or non-healthcare-related properties is restricted by the terms of our revolving credit facility and senior interim loan, so these adverse effects may be more pronounced than if we diversified our investments outside of real estate or outside of seniors housing or healthcare.

Certain of our tenants and operators, including Kindred, may be adversely affected by increasing healthcare regulation and enforcement.

              We believe that the regulatory environment surrounding the long-term healthcare industry has intensified both in the amount and type of regulations and in the efforts to enforce those regulations. This is particularly true for large for-profit, multi-facility providers like Kindred.

              The extensive federal, state and local laws and regulations affecting the healthcare industry include, but are not limited to, laws and regulations relating to licensure, conduct of operations, ownership of facilities, addition of facilities and equipment, allowable costs, services, prices for services, quality of care, patient rights, fraudulent or abusive behavior, and financial and other arrangements which may be entered into by healthcare providers. Federal and state governments have intensified enforcement policies, resulting in a significant increase in the number of inspections, citations of regulatory deficiencies and other regulatory sanctions, including terminations from the Medicare and Medicaid programs, bars on Medicare and Medicaid payments for new admissions, civil monetary penalties and even criminal penalties.

              If Kindred or our other tenants and operators fail to comply with the extensive laws, regulations and other requirements applicable to their businesses, they could become ineligible to receive reimbursement from governmental and private third-party payor programs, suffer civil and/or criminal penalties and/or be required to make significant changes to their operations. Kindred and our other tenants and operators also could be forced to expend considerable resources responding to an investigation or other enforcement action under applicable laws or regulations. In addition, Kindred could incur significant expenses in complying with a corporate integrity agreement that was part of its previous settlement with the federal government, and any failure to comply with that agreement could have a material adverse effect on its results of operations, financial condition and its ability to make rental payments to us, which, in turn, could have a Material Adverse Effect on us.

              We are unable to predict the future course of federal, state and local regulation or legislation, including the Medicare and Medicaid statutes and regulations. Changes in the regulatory framework could have a material adverse effect on Kindred and our other tenants and operators, which, in turn, could have a Material Adverse Effect on us.

Changes in the reimbursement rates or methods of payment from third party payors, including the Medicare and Medicaid programs, could have a material adverse effect on certain of our tenants and operators.

              Kindred and certain of our other tenants and operators rely on reimbursement from third-party payors, including the Medicare and Medicaid programs, for substantially all of their revenues. There continue to be various federal and state legislative and regulatory proposals to implement cost-containment measures that limit payments to healthcare providers. Many regulations and regulatory proposals have cost containment implications, such as the final rule placed on public display by the Centers for Medicare & Medicaid Services on May 1, 2007 updating LTAC PPS payment rates for the 2008 rate year. In addition, private third-party payors have continued their efforts to control healthcare costs. We cannot assure you that adequate reimbursement levels will be available for services to be provided by Kindred and other tenants and operators which are currently being reimbursed by Medicare, Medicaid or private payors. Significant limits by governmental and private third-party payors on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on the liquidity, financial condition and results of operations of Kindred and certain of our other tenants and operators, which, in turn, could have a Material Adverse Effect on us.

Significant legal actions could subject our operators to increased operating costs and substantial uninsured liabilities, which could materially adversely affect their liquidity, financial condition and results of operation.

              Although claims and costs of professional liability insurance seem to be growing at a slower pace, our skilled nursing facility operators have experienced substantial increases in both the number and size of professional liability claims in recent years. In addition to large compensatory claims, plaintiffs' attorneys continue to seek significant punitive damages and attorneys' fees.

              Due to the high level in the number and severity of professional liability claims against healthcare providers, the availability of professional liability insurance has been severely restricted and the premiums on such insurance coverage have increased dramatically. As a result, the insurance coverage of our operators might not cover all claims against them or continue to be available to them at a reasonable cost. If our operators are unable to maintain adequate insurance coverage or are required to pay punitive damages, they may be exposed to substantial liabilities.

              Kindred insures its professional liability risks in part through a wholly-owned, limited purpose insurance company. The limited purpose insurance company insures initial losses up to specified coverage levels per occurrence with no aggregate coverage limit. Coverage for losses in excess of those per occurrence levels is maintained through unaffiliated commercial insurance carriers up to an aggregate limit. The limited purpose insurance company then insures all claims in excess of the aggregate limit for the unaffiliated commercial insurance carriers. Kindred maintains general liability insurance and professional malpractice liability insurance in amounts and with deductibles which Kindred management has indicated that it believes are sufficient for its operations.

              Operators that insure their professional liability risks through their own captive limited purpose entities generally estimate the future cost of professional liability through actuarial studies which rely primarily on historical data. However, due to the increase in the number and severity of professional claims against healthcare providers, these actuarial studies may underestimate the future cost of claims, and we cannot assure you that these operators' reserves for future claims will be adequate to cover the actual cost of those claims. If the actual cost of claims is significantly higher than the operators' reserves, it could have a material adverse effect on the operators' liquidity, financial condition and results of operation and on their ability to make rental payments to us, which, in turn, could have a Material Adverse Effect on us.

Our operators may be sued under a federal whistleblower statute.

              Our operators who engage in business with the federal government may be sued under a federal whistleblower statute designed to combat fraud and abuse in the healthcare industry. These lawsuits can involve significant monetary damages and award bounties to private plaintiffs who successfully bring these suits. If any of these lawsuits were to be brought against our operators, such suits combined with increased operating costs and substantial uninsured liabilities could have a material adverse effect on the operators' liquidity, financial condition and results of operation and on their ability to make rental payments to us, which, in turn, could have a Material Adverse Effect on us.

If any of our properties are found to be contaminated, or if we become involved in any environmental disputes, we could incur substantial liabilities and costs.

              Under federal and state environmental laws and regulations, a current or former owner of real property may be liable for costs related to the investigation, removal and remediation of hazardous or toxic substances or petroleum that are released from or are present at or under, or that are disposed of in connection with such property. Owners of real property may also face other environmental liabilities, including government fines and penalties imposed by regulatory authorities and damages for injuries to persons, property or natural resources. Environmental laws and regulations often impose liability without regard to whether the owner was aware of, or was responsible for, the presence, release or disposal of hazardous or toxic substances or petroleum. In certain circumstances, environmental liability may result from the activities of a current or former operator of the property. Although we are generally indemnified by the current operators of our properties for contamination caused by them, these indemnities may not adequately cover all environmental costs.

We have assumed substantially all of Provident's liabilities, including contingent liabilities; if these liabilities are greater than expected, or if there are unknown Provident obligations, our business could be materially adversely affected.

              As a result of the Provident acquisition, we have assumed substantially all of Provident's liabilities, including contingent liabilities to which Provident succeeded when it acquired the ownership interests in the properties that are currently leased to Brookdale and Alterra. We may learn additional information about Provident's business and liabilities that adversely affects us, such as:

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  liabilities for clean-up or remediation of undisclosed environmental conditions;

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  unasserted claims of vendors or other persons dealing with Provident or the former property owners;

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  liabilities, whether or not incurred in the ordinary course of business, relating to periods prior to the Provident acquisition, including periods prior to Provident's acquisition of the Brookdale and Alterra properties;

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  claims for indemnification by general partners, directors, officers and others indemnified by Provident or the former property owners; and

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  liabilities for taxes relating to periods prior to the Provident acquisition, including taxes associated with the acquisition or prior ownership of the Brookdale and Alterra properties.

              As a result, we cannot assure you that the Provident acquisition will be successful or will not, in fact, harm our business. Among other things, if Provident's liabilities are greater than expected, or if there are obligations of Provident of which we were not aware at the time we completed the acquisition, or if the Provident acquisition fails to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, it could have a Material Adverse Effect on us.

Risks Arising from Our Capital Structure

We may become more leveraged.

              As of March 31, 2007, we had approximately $2.4 billion of indebtedness. As of March 31, 2007, on a pro forma as adjusted basis to give effect to the Sunrise Acquisition and the sale of the common stock offered by this prospectus supplement (assuming no exercise of the underwriters' overallotment option) and the application of the net proceeds therefrom, we would have had approximately $3.5 billion of indebtedness. Our revolving credit facility, our senior interim loan and the indentures governing our outstanding senior notes permit us to incur substantial additional debt, and we may borrow additional funds, which may include secured borrowings. A high level of indebtedness will require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, thereby reducing the funds available to implement our business strategy and to make distributions to stockholders. A high level of indebtedness could also have the following consequences:

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  Potential limits on our ability to adjust rapidly to changing market conditions and vulnerability in the event of a downturn in general economic conditions or in the real estate and/or healthcare industries;

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  Potential impairment of our ability to obtain additional financing for our business strategy; and

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  Potential downgrade in the rating of our debt securities by one or more rating agencies which could have the effect of, among other things, increasing our cost of borrowing.

We may be unable to raise additional capital necessary to continue to implement our business plan and to meet our debt payments.

              In order to continue to implement our business plan and to meet our debt payments, we may need to raise additional capital. We are also required to repay our senior interim loan within six months from the closing date of the Sunrise Acquisition (subject to a six-month extension at our option upon satisfaction of certain conditions). The amount of additional indebtedness we may incur is limited by the terms of our revolving credit facility, our senior interim loan and the indentures governing our outstanding senior notes. In addition, adverse economic conditions could cause the terms on which we are able to borrow additional funds to become unfavorable. In those circumstances, we may be required to raise additional equity in the capital markets or liquidate one or more investments in properties at times that may not permit us to realize the maximum return on those investments, which could result in adverse tax consequences to us. Moreover, certain healthcare regulations may constrain our ability to sell assets. We cannot assure you that we will be able to raise the necessary capital to continue to implement our business plan or to meet our debt service obligations, and the failure to do so could have a Material Adverse Effect on us.

We have now, and may have in the future, exposure to floating interest rates, which could have the effect of reducing our profitability.

              We receive revenue primarily by leasing our assets under long-term triple-net leases in which the rental rate is generally fixed with annual rent escalations, subject to certain limitations. Certain of our debt obligations are floating rate obligations with interest rate and related payments that vary with the movement of LIBOR or other indexes. The generally fixed rate nature of our revenues and the variable rate nature of certain of our obligations create interest rate risk and could have the effect of reducing our profitability or making our lease and other revenue insufficient to meet our obligations. The amount of floating rate debt versus fixed rate debt we may incur is not limited.

Risks Arising from Our Status as a REIT

Loss of our status as a REIT would have significant adverse consequences to us and the value of our common stock.

              If we lose our status as a REIT, we will face serious tax consequences that will substantially reduce the funds available for satisfying our obligations and for distribution to our stockholders for each of the years involved because:

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  We would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

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  We also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

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  Unless we are entitled to relief under statutory provisions, we could not elect to be subject to tax as a REIT for four taxable years following the year during which we were disqualified.

              In addition, in such event we would no longer be required to pay dividends to maintain REIT status.

              As a result of all these factors, our failure to qualify as a REIT also could impair our ability to implement our business strategy and would adversely affect the value of our common stock.

              Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to remain qualified as a REIT. In addition, new legislation, regulations, administrative interpretations or court decisions may adversely affect our investors or our ability to remain qualified as a REIT for tax purposes. Although we believe that we qualify as a REIT, we cannot assure you that we will continue to qualify or remain qualified as a REIT for tax purposes.

The 90% distribution requirement will decrease our liquidity and may limit our ability to engage in otherwise beneficial transactions.

              To comply with the 90% distribution requirement applicable to REITs and to avoid the nondeductible excise tax, we must make potentially significant distributions to our stockholders. The indentures governing our outstanding senior notes permit us to make annual distributions to our stockholders in an amount equal to the minimum amount necessary to maintain our REIT status so long as the ratio of our Debt to Adjusted Total Assets (as each term is defined in the indentures) does not exceed 60% and to make additional distributions if we pass certain other financial tests. However, distributions may limit our ability to rely upon rental payments from our properties or subsequently acquired properties to finance investments, acquisitions or new developments.

              Although we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the REIT distribution requirement, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement. This may be due to the timing differences between the actual receipt of income and actual payment of deductible expenses, on the one hand, and the inclusion of that income and deduction of those expenses in arriving at our taxable income, on the other hand. In addition, non-deductible expenses such as principal amortization or repayments or capital expenditures in excess of non-cash deductions also may cause us to fail to have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement.

              In the event that timing differences occur or we deem it appropriate to retain cash or we decide to retain cash or distribute such greater amount as may be necessary to avoid income and excise taxation, we may borrow funds, issue additional equity securities (although we cannot assure you that we will be able to do so), pay taxable stock dividends, if possible, distribute other property or securities or engage in a transaction intended to enable us to meet the REIT distribution requirements. This may require us to raise additional capital to meet our obligations; however, see "—Risks Arising from Our Capital Structure—We may be unable to raise additional capital necessary to continue to implement our business plan and to meet our debt payments." The terms of our revolving credit facility, our senior interim loan and the indentures governing our outstanding senior notes restrict our ability to engage in some of these transactions.

We may still be subject to corporate level taxes.

              Following our REIT election and due to the acquisition of Provident, we are considered to be a former C corporation for income tax purposes. Therefore, we remain potentially subject to corporate level taxes for any Kindred asset dispositions occurring before December 31, 2008 (such as the sale of the Kindred assets discussed under "Recent Developments—Kindred Disposition and Lease Renewal"). Also, as a consequence of the Provident acquisition, we remain potentially subject to corporate level taxes if we dispose of any of the Brookdale properties before November 2014.

Risks Relating to our Common Stock

If our stock price is volatile, purchasers of our common stock could incur substantial losses.

              Although our common stock is listed on the New York Stock Exchange, such listing does not provide any assurance that an active public market for our common stock will be sustained. No predictions can be made as to the effect, if any, that future market sales of our common stock or the availability of our common stock for sale will have on the prevailing market price of our common stock. In addition, the stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of our common stock.

If there are sales of substantial amounts of our common stock in the future, the price of our common stock could decline.

              As of May 1, 2007, we had 106,348,666 shares of our common stock outstanding. All of these shares of common stock are available for immediate sale unless held by our affiliates. Sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the common stock.

Additional issuances of equity securities by us would dilute the ownership of our existing stockholders.

              We may issue equity in the future in connection with acquisitions or strategic transactions, to adjust our ratio of debt to equity, including through repayment of outstanding debt, to fund expansion of our operations or for other purposes. We may issue shares of our common stock at prices or for consideration that is greater than or less than the price at which we are offering our common stock in this offering. To the extent we issue additional equity securities, your percentage ownership of our common stock would be reduced.

Risks Relating to the Sunrise Acquisition

We rely on Sunrise to manage the properties we recently acquired from Sunrise REIT; Sunrise's inability to efficiently and effectively manage those properties could have a Material Adverse Effect on us.

              We are relying on Sunrise's personnel, good faith, expertise, historical performance, technical resources and information systems, proprietary information and judgment to manage the Sunrise REIT properties efficiently and effectively. We are also relying on Sunrise to set resident fees and otherwise operate those properties pursuant to our management agreements. Any change in the senior management of Sunrise or any adverse developments in Sunrise's business and affairs, financial strength or its ability to operate our properties efficiently and effectively could have a Material Adverse Effect on us. For example, we depend on Sunrise's ability to attract and retain skilled management personnel who are responsible for the day-to-day operations of the Sunrise REIT properties. A shortage of nurses or other trained personnel or general inflationary pressures may require that Sunrise enhance its pay and benefits package to compete effectively for such personnel, the costs of which are included in the operating budget for each property. Sunrise may not be able to offset such added costs by increasing the rates charged to residents. Any increase in these costs or any failure by Sunrise to attract and retain qualified personnel could adversely affect the revenues we receive from these properties. In addition, any inability or unwillingness on the part of Sunrise to satisfy its obligations under the management agreements it has with us could have a Material Adverse Effect on us.

We are exposed to various operational risks, liabilities and claims with respect to the Sunrise REIT properties that may adversely affect our ability to generate revenues and/or increase our costs and could have a Material Adverse Effect on us.

              Historically, we have leased our healthcare properties, other than our medical office buildings, to healthcare operating companies under "triple-net" leases, which require the tenants to pay all property-related expenses and to make rental payments to us. As a result of the Sunrise Acquisition, however, we are now exposed to various operational risks, liabilities and claims with respect to the Sunrise REIT properties that may adversely affect our ability to generate revenues and/or increase our costs, thereby reducing our profitability. These risks include fluctuations in occupancy levels, the inability to achieve economic residency fees (including anticipated increases in those fees), rent control regulations, increases in costs of materials, energy, labor and services, national and regional economic conditions, the imposition of new or increased taxes, capital expenditure requirements and professional and general liability claims. Any one or a combination of these factors could result in operating deficiencies at the Sunrise REIT properties, which could have a Material Adverse Effect on us.

We have only limited rights to terminate our management agreements with Sunrise, and we may be unable to replace Sunrise if our management agreements are terminated or not renewed.

              We and Sunrise are parties to long-term management agreements pursuant to which Sunrise provides comprehensive property management services with respect to the Sunrise REIT properties. Each management agreement has a term of 30 years and may only be terminated by us upon the occurrence of an event of default by Sunrise in the performance of a material covenant or term thereof (including the revocation of any licenses or certificates necessary for operation), subject in each case to Sunrise's rights to cure deficiencies, or upon the occurrence of certain insolvency events relating to Sunrise. In addition, even if a property fails to achieve a targeted net operating income level over a 12-month period, other than as a result of a default by Sunrise, we cannot terminate the management agreement and retain ownership of the underperforming property until there is a group of properties that are underperforming. Consequently, we may be obligated to sell the property in order to effect a termination of the applicable management agreement. If we were to exercise this remedy with respect to a large number of the Sunrise REIT properties, the dispositions could have a Material Adverse Effect on us.

              In the event that our management agreements with Sunrise are terminated for any reason or are not renewed upon expiration of their terms, we will have to find another manager for the properties covered by those agreements. We cannot assure you that we will be able to locate another suitable manager or, if we are successful in locating such a manager, that such manager will manage the properties as effectively as Sunrise. Any such inability or lengthy delay to replace Sunrise as manager following termination or non-renewal of our management agreements could have a Material Adverse Effect on us.

The properties managed by Sunrise are expected to account for a significant portion of our revenues, and Sunrise is currently experiencing significant legal, accounting and regulatory difficulties.

              All of the properties we acquired in the Sunrise Acquisition are managed by Sunrise pursuant to long-term management agreements. These properties represent a substantial percentage of our portfolio, based on their original cost, and are expected to account for a significant portion of our revenues. According to public disclosures, Sunrise is currently experiencing significant legal, accounting and regulatory difficulties. We cannot assure you that these issues will not harm Sunrise's business reputation or its ability to enlist and maintain residents in our properties, which, in turn, could have a Material Adverse Effect on us. In addition, we cannot predict the impact, if any, that the resolution of these uncertainties will have on our financial condition and results of operations. The failure or inability of Sunrise to satisfy its legal, accounting and regulatory requirements and to pay its obligations could have a Material Adverse Effect on us.

We may not be able to successfully integrate Sunrise REIT's operations or realize the intended benefits of the Sunrise Acquisition, each of which could adversely affect our financial condition and results of operations.

              The Sunrise Acquisition poses a number of risks, including the risks that:

  •
  we may not effectively integrate the operations of Sunrise REIT;

  •
  the acquired properties may not perform as well as we anticipate due to various factors, such as disruptions caused by the integration of operations with us and changes in economic conditions;

  •
  the diversion of management attention to the integration of operations could have a negative impact on our existing business; and

  •
  we may experience greater than expected costs or difficulties relating to the integration of Sunrise REIT and/or may not realize the expected revenues and cost savings from the transaction within the expected timeframe, if at all.

              We cannot assure you that we will be able to integrate Sunrise REIT's operations without encountering difficulties or that any such difficulties will not have a Material Adverse Effect on us.

If the liabilities we have assumed in the Sunrise Acquisition are greater than expected, or if there are unknown liabilities relating to the Sunrise REIT properties, our business could be materially and adversely affected.

              We acquired the ownership interests in many of the Sunrise REIT properties through the acquisition of the entities that own these properties. These entities may be subject to liabilities unknown to us that, if asserted, could have a Material Adverse Effect on us, such as:

  •
  liabilities relating to the clean-up or remediation of undisclosed environmental conditions;

  •
  unasserted claims of vendors or other persons dealing with such entities;

  •
  liabilities, claims and litigation, whether or not incurred in the ordinary course of business, relating to periods prior to the Sunrise Acquisition;

  •
  claims for indemnification by general partners, directors, officers and others indemnified by such entities; and

  •
  liabilities for taxes relating to periods prior to the Sunrise Acquisition.

              As a result, we cannot assure you that the Sunrise Acquisition will be successful or will not, in fact, harm our business. Among other things, if the liabilities we have assumed are greater than expected, or if there are obligations relating to the Sunrise REIT properties of which we were not aware at the time of completion of the Sunrise Acquisition, it could have a Material Adverse Effect on us.

Our current and future investments in joint ventures could be adversely affected by our lack of sole decision-making authority, our reliance on our joint venture partners' financial condition, any disputes that may arise between us and our joint venture partners and our exposure to potential losses from the actions of our joint venture partners.

              Through the Sunrise Acquisition, we acquired a 75% to 85% ownership interest in 59 seniors housing communities, with the minority interests in those communities being owned by affiliates of Sunrise. In addition, we own three medical office buildings through joint ventures with partners that provide management and leasing services for the properties. These joint ventures involve risks not present with respect to our wholly owned properties, including the following:

  •
  we may share decision-making authority with our joint venture partners regarding major decisions affecting the ownership or operation of the joint venture and any property jointly held thereby, such as the sale of any such property or the making of additional capital contributions for the benefit of any such property, which may prevent us from taking actions that are opposed by our joint venture partners;

  •
  prior consent of our joint venture partners may be required for a sale or transfer to a third party of our interests in the joint venture, which restricts our ability to dispose of our interest in the joint venture;

  •
  our joint venture partners might become bankrupt or fail to fund their share of required capital contributions, which may delay construction or development of a property or increase our financial commitment to the joint venture;

  •
  our joint venture partners may have business interests or goals with respect to the property that conflict with our business interests and goals, which could increase the likelihood of disputes regarding the ownership, management or disposition of the property;

  •
  disputes may develop with our joint venture partners over decisions affecting the property or the joint venture, which may result in litigation or arbitration that would increase our expenses and distract our officers and/or directors from focusing their time and effort on our business, and possibly disrupt the day-to-day operations of the property such as delaying the implementation of important decisions until the conflict or dispute is resolved; and

  •
  we may suffer losses as a result of the actions of our joint venture partners with respect to our joint venture investments.

We may be adversely affected by fluctuations in currency exchange rates.

              We acquired 11 seniors housing communities in the Canadian provinces of Ontario and British Columbia as part of the Sunrise Acquisition. In addition, we expect to acquire for a fixed price another community in Canada in 2007 or 2008 that is currently under development. As a result, we are subject to fluctuations in U.S. and Canadian exchange rates which may, from time to time, have an impact on our financial position and results of operations. As we increase our international presence through investments in, and/or acquisitions or development of, seniors housing and/or healthcare-related assets outside the United States, we may also decide to transact additional business in currencies other than U.S. or Canadian dollars. Although we may decide to pursue hedging alternatives to protect against foreign currency fluctuations, we cannot assure you that any such fluctuations will not have a Material Adverse Effect on us.

Our revenues from the Sunrise REIT properties are dependent on private pay sources; events which adversely affect the ability of seniors to afford our daily resident fees could cause our occupancy rates, resident fee revenues and results of operations to decline.

              Assisted and independent living services currently are not generally reimbursable under government reimbursement programs, such as Medicare and Medicaid. Accordingly, substantially all of the resident fee revenues generated by the Sunrise REIT properties are derived from private pay sources consisting of income or assets of residents or their family members. In general, because of the expense associated with building new properties and the staffing and other costs of providing services at these properties, only seniors with income or assets meeting or exceeding the comparable median in the regions where our properties are located typically can afford to pay the daily resident and care fees. Events such as economic downturns or changes in demographics could adversely affect the ability of seniors to afford these fees. If Sunrise is unable to retain and/or attract seniors with sufficient income, assets or other resources required to pay the fees associated with assisted and independent living services, our occupancy rates, resident revenue fees and results of operations could decline, which, in turn, could have a Material Adverse Effect on us.

Termination of resident agreements could adversely affect our revenues and earnings.

              Applicable regulations governing assisted living communities generally require written resident agreements with each resident. Most of these regulations also require that each resident have the right to terminate the resident agreement for any reason on reasonable notice. Consistent with these regulations, the resident agreements signed by Sunrise with respect to our Sunrise REIT properties generally allow residents to terminate their agreement on 30 days' notice. Thus, Sunrise cannot contract with residents to stay for longer periods of time, unlike typical apartment leasing arrangements with terms of up to one year or longer. In addition, the resident turnover rate in our seniors housing communities may be difficult to predict. If a large number of resident agreements terminate at or around the same time, and if our units remained unoccupied, then our revenues and earnings could be adversely affected, which, in turn, could have a Material Adverse Effect on us.

The structure utilized to implement the Sunrise Acquisition may jeopardize our REIT status.

              As a REIT, we may not own and operate a healthcare facility directly, and a taxable REIT subsidiary may not directly or indirectly manage or operate a healthcare facility. We believe (and have been advised by counsel) that a taxable REIT subsidiary may own a healthcare facility if such facility is managed by an eligible independent contractor. In order to ensure that the Sunrise Acquisition does not jeopardize our REIT status, therefore, the Sunrise REIT properties were acquired through taxable REIT subsidiaries and are being managed by Sunrise pursuant to long-term management agreements. We believe that the use of such a structure does not compromise our REIT status. However, if it is determined that this structure jeopardizes our REIT status, such determination could have a Material Adverse Effect on us.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

              This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements regarding our and our subsidiaries' expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, acquisitions, investment opportunities, merger integration, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will" and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from our expectations. We do not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.

              Our actual future results and trends for us may differ materially depending on a variety of factors discussed in our filings with the Commission and under "Risk Factors." Factors that may affect our plans or results include, without limitation:

  •
  The ability and willingness of our operators, tenants, borrowers, managers and other third parties, as applicable, to meet and/or perform the obligations under their various contractual arrangements with us;

  •
  The ability and willingness of Kindred, Brookdale, Alterra and Sunrise to meet and/or perform their obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities under our respective contractual arrangements with Kindred, Brookdale, Alterra and Sunrise;

  •
  The ability of our operators, tenants, borrowers and managers, as applicable, to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities;

  •
  Our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments, including those in different asset types and outside the United States;

  •
  The nature and extent of future competition;

  •
  The extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates;

  •
  Increases in our cost of borrowing;

  •
  The ability of our operators and managers, as applicable, to deliver high quality services, to attract and retain healthcare personnel and to attract residents and patients;

  •
  The results of litigation affecting us;

  •
  Changes in general economic conditions and/or economic conditions in the markets in which we may, from time to time, compete;

  •
  Our ability to pay down, refinance, restructure and/or extend our indebtedness as it becomes due;

  •
  The movement of interest rates and the resulting impact on the value of and the accounting for our interest rate swap agreement;

  •
  Our ability and willingness to maintain our qualification as a REIT due to economic, market, legal, tax or other considerations;

  •
  Final determination of our taxable net income for the year ended December 31, 2006 and for the year ending December 31, 2007;

  •
  The ability and willingness of our tenants to renew their leases with us upon expiration of the leases and our ability to relet our properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants;

  •
  Risks associated with the Sunrise Acquisition, including our ability to timely and fully realize the expected revenues and cost savings therefrom;

  •
  Factors causing volatility in our revenues generated by the properties recently acquired in the Sunrise Acquisition, including without limitation national and regional economic conditions, costs of materials, energy, labor and services, employee benefit costs and professional and general liability claims;

  •
  The movement of U.S. and Canadian exchange rates;

  •
  Year-over-year changes in the Consumer Price Index and the effect of those changes on the rent escalators, including the rent escalator for Master Lease 2 with Kindred, and our earnings; and

  •
  The impact on the liquidity, financial condition and results of operations of our operators, tenants, borrowers and managers, as applicable, resulting from increased operating costs and uninsured liabilities for professional claims, and the ability of our operators, tenants, borrowers and managers to accurately estimate the magnitude of these liabilities.

              Many of these factors are beyond our control and the control of our management.

              We describe some of these risks and uncertainties in greater detail above under "Risk Factors." These risks could cause actual results of our industry, or our actual results for the year 2007 and beyond, to differ materially from those expressed in any forward-looking statement we make. Our future financial performance is dependent upon factors discussed elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. For a discussion of factors that could cause actual results to differ, see "Risk Factors" and the information contained in our filings with the Commission that are incorporated or deemed to be incorporated by reference in this prospectus supplement. These filings are described under "Where You Can Find More Information and Incorporation by Reference."

USE OF PROCEEDS

              We expect to receive approximately $909.1 million (approximately $1.0 billion if the underwriters' overallotment option is exercised in full) in net proceeds from this offering, after deducting the underwriting discount and expenses of this offering.

              We intend to use the net proceeds from this offering to redeem all of our outstanding Series A Senior Preferred Stock and to repay a portion of the indebtedness outstanding under our senior interim loan. We used the proceeds from the sale of the Series A Senior Preferred Stock and the borrowings under the senior interim loan to fund a portion of the Sunrise Acquisition.

              As of May 17, 2007, we had $380.0 million of outstanding indebtedness under our senior interim loan, and the weighted average interest rate for the outstanding balance was 6.57%. The senior interim loan matures on October 26, 2007, but may be extended for an additional six months at our option upon satisfaction of certain conditions.

CAPITALIZATION

              The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2007:

  •
  on an actual basis;

  •
  on a pro forma basis to give effect to the Sunrise Acquisition (including borrowings under our senior interim loan and the private placement of 700,000 shares of our Series A Senior Preferred Stock to fund a portion of the Sunrise Acquisition); and

  •
  on a pro forma as adjusted basis to give effect to the Sunrise Acquisition and the sale of the common stock offered by this prospectus supplement (assuming no exercise of the underwriters' overallotment option) and the application of the net proceeds therefrom.

              You should read this table in conjunction with the information set forth under "Use of Proceeds" and the financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2007
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands, except per share data)
Debt:
Revolving credit facility(1)	$208,500	$171,500	$171,500
Senior interim loan(1)	—	530,000	320,858
Senior notes	1,538,370	1,538,370	1,538,370
Other long-term debt(2)	623,548	1,484,675	1,484,675

Total debt	2,370,418	3,724,545	3,515,403
Stockholders' equity:
Preferred stock, $1.00 par value per share: 10,000 shares authorized; 0 shares issued—actual and pro forma as adjusted; and 700 shares issued—pro forma	—	700,000	—
Common stock and paid in capital, $0.25 par value per share: 180,000 shares authorized; 106,137 shares issued—actual and pro forma; and 129,537 shares issued—pro forma as adjusted	797,591	797,591	1,706,733
Accumulated other comprehensive income	914	914	914
Retained earnings (deficit)	(89,591)	(89,591)	(89,591)

Total stockholders' equity	708,914	1,408,914	1,618,056

Total capitalization	$3,079,332	$5,133,459	$5,133,459

(1)
As of May 17, 2007, we had $289.1 million of outstanding indebtedness under our revolving credit facility (excluding outstanding letters of credit of $4.3 million), which includes $150.0 million in borrowings that were used to pay down the senior interim loan.

(2)
Represents mortgage loan obligations that are non-recourse to us.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS

              Our common stock is listed on the New York Stock Exchange under the symbol "VTR." The following table shows, for the calendar quarters indicated: (1) the high and low sale prices per share of our common stock as reported on the New York Stock Exchange Composite Transaction Tape (based on published financial sources) and (2) the cash dividends declared per share of our common stock.

	High	Low	Declared Dividends
2005
First quarter	$27.68	$24.43	$0.360
Second quarter	31.62	25.10	$0.360
Third quarter	32.39	28.87	$0.360
Fourth quarter	32.71	29.25	$0.360
2006
First quarter	$34.66	$29.54	$0.395
Second quarter	34.48	30.66	$0.395
Third quarter	40.07	33.51	$0.395
Fourth quarter	42.40	36.50	$0.395
2007
First quarter	$47.97	$40.91	$0.475
Second quarter (through May 17, 2007)	$45.14	$40.38	—

              On May 17, 2007, the last reported sale price for our common stock was $40.55 per share. We urge you to obtain current stock price quotations for our common stock from a newspaper, the Internet or your broker.

              For a description of our common stock, see "Description of Ventas, Inc. Common Stock" in the accompanying prospectus and our restated certificate of incorporation, as amended, a copy of which is incorporated by reference in the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

DIVIDEND POLICY

              On February 16, 2007, our Board of Directors declared the first quarterly installment of our 2007 dividend in the amount of $0.475 per share, which was paid on March 30, 2007 to stockholders of record on March 20, 2007. We expect to distribute 100% or more of our taxable net income to our stockholders for 2007. We expect that dividends will be paid quarterly in cash, although we reserve the right to pay dividends by distributing other property or securities or a combination of the foregoing.

              A number of factors are considered by our board of directors when making the final determination regarding the frequency and amount of our dividends. These decisions regarding dividends are normally made quarterly. Therefore, we cannot assure you that we will maintain the policy stated above. Please see "Risk Factors" and "Cautionary Note Concerning Forward-Looking Statements" for a description of other factors that may affect our dividend policy.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS OF OWNING OUR COMMON STOCK

              This section summarizes certain U.S. federal income tax considerations that you may consider relevant as a holder of our common stock. The discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed below under "—Treatment of Tax-Exempt Stockholders"), financial institutions, investors in pass-through entities or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed below under "—Special Tax Consideration for of Non-U.S. Stockholders").

              The statements in this section are based on the Internal Revenue Code of 1986 (the "Code"), Treasury Regulations and administrative and judicial interpretations thereof. The federal income tax laws governing the federal income tax treatment of REITs and their shareholders are highly technical and complex, and this summary is qualified in its entirety by the authorities listed above, as in effect on the date hereof. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

              WE URGE YOU TO CONSULT YOUR OWN TAX ADVISER REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON STOCK AND OF RISKS ASSOCIATED WITH QUALIFYING AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISER REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF OWNING AND SELLING STOCK, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Federal Income Taxation of Ventas

              We elected REIT status beginning with the year ended December 31, 1999. Beginning with the 1999 tax year, we believe that we have satisfied the requirements to qualify as a REIT, and we intend to continue to qualify as a REIT for federal income tax purposes. If we continue to qualify for taxation as a REIT, we generally will not be subject to federal income tax on net income that we currently distribute to stockholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from investment in a corporation.

              Notwithstanding our qualification as a REIT, we will be subject to federal income tax on any undistributed taxable income, including undistributed net capital gains at regular corporate rates. In addition, we will be subject to a 4% excise tax if we do not satisfy specific REIT distribution requirements. See "—Requirements for Qualification as a REIT—Annual Distribution Requirements." Under certain circumstances, we may be subject to the "alternative minimum tax" on our undistributed items of tax preference. If we have (i) net income from the sale or other disposition of "foreclosure property" (see below) that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. See "—Requirements for Qualification as a REIT—Asset Tests." In addition, if we have net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), that income will be subject to a 100% tax.

              We may also be subject to "Built-in Gains Tax" on any appreciated asset that we own or acquire that was previously owned by a C corporation (i.e., a corporation generally subject to full corporate level tax). If we dispose of any of these assets and recognize gain on the disposition of such asset during the ten-year period immediately after the assets were owned by a C corporation (either prior to our REIT election, through stock acquisition or merger), then we generally will be subject to regular corporate income tax on the gain equal to the lower of (i) the recognized gain at the time of the disposition or (ii) the built-in gain in that asset as of the date it became a REIT asset. In connection with the sale of any assets, all or a portion of such gain could be treated as ordinary income instead of capital gain and be subject to taxation and/or the minimum REIT distribution requirements.

              In addition, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below) and nonetheless have maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on the income attributable to the greater of the amount by which we failed the 75% or 95% tests (or, for our 2001 through 2004 taxable years, a 90% test in lieu of the 95% test), multiplied by a fraction intended to reflect our profitability. Further, if we were to violate one or more of the REIT asset tests (as discussed below) under certain circumstances, but the violation was due to reasonable cause and not willful neglect and we were to take certain remedial actions, we may avoid a loss of our REIT status by, among other things, paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying asset during a specified period. In addition, if we should fail to satisfy one or more requirements for REIT qualification, other than the 75% and 95% gross income tests and other than the assets test, but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we may be subject to a $50,000 penalty for each failure. Finally, we will incur a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arms'-length basis.

              See "—Requirements for Qualification as a REIT" below for other circumstances in which we may be required to pay federal taxes.

Requirements for Qualification as a REIT

              To continue to qualify as a REIT, we must continue to meet the requirements discussed below, relating to our organization, sources of income, nature of assets and distributions of income to stockholders.

  Organizational Requirements

              The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more directors or trustees; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year (the "100 Shareholder Rule"); (vi) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule"); (vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the IRS that must be met in order to elect and to maintain REIT status; (viii) that uses a calendar year for federal income tax purposes; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets.

              We believe, but we cannot assure you, that we have satisfied and will continue to satisfy the organizational requirements. In order to prevent a concentration of ownership of our stock that would cause us to fail the 5/50 Rule or the 100 Shareholder Rule, we have placed certain restrictions on the transfer of our shares that are intended to prevent such concentration of share ownership. However, such restrictions may not prevent us from failing to meet these requirements, and thereby failing to qualify as a REIT.

              In addition, to qualify as a REIT, a corporation may not have (as of the end of the taxable year) any earnings and profits that were accumulated in periods before it elected REIT status. We believe that we have not had any accumulated earnings and profits that are attributable to non-REIT periods, although the IRS is entitled to challenge that determination.

  Gross Income Tests

              To continue to qualify as a REIT, we must satisfy two annual gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including pledges of equity interest in certain entities holding real property and also including "rents from real property" (as defined in the Code)) and, in certain circumstances, interest on certain types of temporary investment income. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

              We believe, but we cannot assure you, that we have been and will continue to be in compliance with the gross income tests. If we fail to satisfy one or both gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year under certain relief provisions of the Code. If we were eligible to qualify under the relief provisions, a 100% tax would be imposed with respect to the income exceeding one or both of the gross income tests.

              If we fail to satisfy one or both of the gross income tests and the relief provisions for any year, we will no longer qualify as a REIT. If we lose our REIT status, it would have a Material Adverse Effect on us.

  Asset Tests

              At the close of each quarter of our taxable year, we must satisfy the following tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets" (including interest in real property and in mortgages on real property and shares in other qualifying REITs) or, in cases where we raise new capital through stock or long-term (maturity of at least five years) debt offerings, temporary investments in stock or debt instruments during the one-year period following our receipt of such capital (the "75% asset test"). Second, of the investments not meeting the requirements of the 75% asset test, the value of any one issuer's debt and equity securities owned by us (other than our interest in any entity classified as a partnership for federal income tax purposes, the stock of a taxable REIT subsidiary (as defined below) or the stock of a qualified REIT subsidiary) may not exceed 5% of the value of our total assets (the "5% asset test"), and we may not own more than 10% of any one issuer's outstanding voting securities (the "10% voting securities test") or 10% of the value of any one issuer's outstanding securities, subject to limited "safe harbor" exceptions (the "10% value test"). In addition, no more than 20% of the value of our assets can be represented by securities of taxable REIT subsidiaries (the "20% TRS Test").

              If we fail to satisfy the asset tests at the end of any quarter other than our first quarter, we may nevertheless continue to qualify as a REIT and maintain our REIT status if (i) we satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by an acquisition of nonqualifying assets.

              Furthermore, if we fail any of the asset tests discussed above at the end of any quarter without curing such failure within 30 days after the end of such quarter, we would fail to qualify as a REIT, unless we were to qualify under certain relief provisions enacted as part of the American Jobs Creation Act of 2004. Under one of these relief provisions, if we were to fail the 5% asset test, the 10% voting securities test or the 10% value test, we nevertheless would continue to qualify as a REIT if the failure was due to the ownership of assets having a total value not exceeding the lesser of 1% of our assets at the end of the relevant quarter or $10 million, and we were to dispose of such assets (or otherwise meet such asset tests) within six months after the end of the quarter in which the failure was identified. If we were to fail to meet any of the REIT asset tests for a particular quarter, but we did not qualify for the relief for de minimis failures that is described in the preceding sentence, then we would be deemed to have satisfied the relevant asset test if: (i) following our identification of the failure, we were to file a schedule with a description of each asset that caused the failure; (ii) the failure was due to reasonable cause and not willful neglect; (iii) we were to dispose of the non-qualifying asset (or otherwise meet the relevant asset test) within six months after the last day of the quarter in which the failure was identified; and (iv) we were to pay a penalty tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying asset during the period beginning on the first date of the failure and ending on the date we dispose of the asset (or otherwise cure the asset test failure). It is not possible to predict, however, whether in all circumstances we would be entitled to the benefit of these relief provisions. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions as may be required to comply with those tests.

              We believe, but we cannot assure you, that we have been and will continue to be in compliance with the 75% asset test, the 10% voting securities test, the 10% value test, the 5% asset test and the 20% TRS Test. If we fail to satisfy any of these tests and the relief provisions, we would lose our REIT status, which would have a Material Adverse Effect on us.

  Foreclosure Property

              The foreclosure property rules permit us (by our election) to foreclose or repossess properties without being disqualified as a REIT as a result of receiving income that does not qualify under the gross income tests; however, a corporate tax is imposed upon such net non-qualifying income from "foreclosure property." Detailed rules specify the calculation of the tax, and the after-tax amount would increase the dividends we would be required to distribute to stockholders each year. See "—Annual Distribution Requirements" below.

              Foreclosure property treatment will end on the first day on which we enter into a lease of the property that will give rise to income that is not "good REIT" income under Section 856(c)(3) of the Code. In addition, foreclosure property treatment will end if any construction takes place on the property (other than completion of a building, or other improvement more than 10% complete before default became imminent). Foreclosure property treatment is available for an initial period of three years and may be extended up to six years. Foreclosure property treatment for qualified healthcare property is available for an initial period of two years and may be extended up to six years.

  Taxable REIT Subsidiaries

              We are permitted to own up to 100% of a "taxable REIT subsidiary" or "TRS." A TRS is a corporation subject to tax as a regular C corporation. Generally, a TRS can own assets that cannot be owned by a REIT and can perform otherwise impermissible tenant services (excluding the direct or indirect operation or management of a lodging or healthcare facility) which would otherwise disqualify the REIT's rental income under the REIT income tests. There are certain limits on the ability of a TRS to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the TRS if the economic arrangements between the REIT, the REIT's tenants and the TRS are not comparable to similar arrangements among unrelated parties.

  Annual Distribution Requirements

              In order to be taxed as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (A) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and (B) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if (i) they are (A) declared in October, November or December, (B) payable to shareholders of record on a specified date in any one of these months and (C) actually paid during January of such following year or (ii)(A) they are declared before we timely file our tax return for such year, (B) paid on or before the first regular dividend payment after such declaration, and (C) we elect on our federal income tax return for the prior year to have a specified amount of the subsequent dividend as treated as paid in the prior year. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates except to the extent of net operating loss or capital loss carryforwards. If any taxes are paid in connection with the Built-in Gains Tax rules, these taxes will be deductible in computing REIT taxable income. Furthermore, if we fail to distribute during each calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year (other than long-term capital gain we elect to retain and treat as having been distributed to stockholders), and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.

              We believe, but we cannot assure you, that we have satisfied the annual distribution requirements for the year of our REIT election and each year thereafter through the year ended December 31, 2006. Although we intend to continue meeting the annual distribution requirements to qualify as a REIT for federal income tax purposes for the year ended December 31, 2007 and subsequent years, it is possible that economic, market, legal, tax or other considerations may limit our ability to meet such requirements. As a result, if we were not able to meet the annual distribution requirement, we would fail to qualify as a REIT. Moreover, if we distribute 100% of our REIT taxable income by taking advantage of the "throwback rule" described in clause (ii)(C) of the second sentence of the preceeding paragraph, satisfying the REIT distribution requirement and generally avoiding corporate level tax, we may incur a 4% nondeductible excise tax. This may occur in connection with a decision to retain proceeds from the sale of the Kindred assets and, therefore, we may be subject to the excise tax for the year ended December 31, 2007 with respect to a portion of the sale gain. See "Recent Developments—Kindred Disposition and Lease Renewal."

  Failure to Continue to Qualify

              If we fail to satisfy one or more requirements for REIT qualification, other than an asset or income test violation of a type for which relief is otherwise available as described above, we would retain our REIT qualification if the failure was due to reasonable cause and not willful neglect, and if we were to pay a penalty of $50,000 for each such failure. It is not possible to predict whether in all circumstances we would be entitled to the benefit of this relief provision.

              If our election to be taxed as a REIT is revoked or terminated (e.g., due to a failure to meet the REIT qualification tests and no relief provisions were to apply), we would be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates (for all open tax years beginning with the year our REIT election is revoked or terminated) except to the extent of net operating loss and capital loss carryforwards. Distributions to stockholders would not be deductible by us, nor would they be required to be made. To the extent of current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income, and, subject to certain limitations in the Code, corporate stockholders may be eligible for the dividends received deduction. In addition, we would be prohibited from re-electing REIT status for the four taxable years following the year during which we ceased to qualify as a REIT, unless certain relief provisions of the Code applied. It is impossible to predict whether we would be entitled to such statutory relief.

Federal Income Taxation of U.S. Stockholders

              As used herein, the term "U.S. Stockholder" means a holder of our common stock that for U.S. federal income tax purposes is (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust, or (B) an election has been made under applicable Treasury Regulations to retain its pre-August 20, 1996 classification as a U.S. person. If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding our stock should consult their tax advisors. This section assumes the U.S. Stockholder holds our common stock as a capital asset.

              As long as we qualify as a REIT, distributions made to our taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) generally will be taken into account by such U.S. Stockholders as ordinary income and will not be eligible for the qualified dividends rate generally available to non-corporate holders or for the dividends received deduction generally available to corporations. Distributions that are designated as capital gain dividends will be taxed as a capital gain (to the extent such distributions do not exceed our actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its shares. The tax rates applicable to such capital gains are discussed below. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of those shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's shares, such distributions will be included in income as capital gains. The tax rate applicable to such capital gain will depend on the stockholder's holding period for the shares. In addition, any distribution declared by us in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by us during January of the following calendar year.

              We may elect to treat all or a part of our undistributed net capital gain as if it had been distributed to our stockholders (including for purposes of the 4% excise tax discussed above under "—Requirements for Qualification as a REIT—Annual Distribution Requirements"). If we make such an election, our stockholders would be required to include in their income as long-term capital gain their proportionate share of our undistributed net capital gain, as designated by us. Each such stockholder would be deemed to have paid its proportionate share of the income tax imposed on us with respect to such undistributed net capital gain, and this amount would be credited or refunded to the stockholder. In addition, the tax basis of the stockholder's shares would be increased by its proportionate share of undistributed net capital gains included in its income, less its proportionate share of the income tax imposed on us with respect to such gains.

              Stockholders may not include in their individual income tax returns any of our net operating losses or net capital losses. Instead, such losses would be carried over by us for potential offset against our future income (subject to certain limitations). Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income, and, therefore, stockholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations.

              We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain. To the extent a portion of the distribution is designated as a capital gain dividend, we will notify stockholders as to the portion that is a "15% rate gain distribution" and the portion that is an unrecaptured Section 1250 distribution. A 15% rate gain distribution is a capital gain distribution to domestic stockholders that are individuals, estates or trusts at a maximum of 15%. An unrecaptured Section 1250 gain distribution would be taxable to taxable domestic stockholders that are individuals, estates or trusts at a maximum rate of 25%.

  Taxation of U.S. Stockholders on the Disposition of Shares of Common Stock

              In general, a U.S. Stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. Stockholder has held the shares for more than one year, and otherwise as short-term capital gain or loss. However, a U.S. Stockholder must treat any loss upon a sale or exchange of shares of our common stock held for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us which the U.S. Stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. Stockholder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. Stockholder purchases other shares of our common stock within 30 days before or after the disposition.

Treatment of Tax-Exempt Stockholders

              Tax-exempt organizations, including qualified employee pension and profit sharing trusts and individual retirement accounts (collectively, "Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, and subject to the exceptions discussed below, amounts distributed by us to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of our common stock with debt, a portion of its income from us will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17) and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of our stock is required to treat a percentage of the dividends from us as UBTI.

Special Tax Considerations for Non-U.S. Stockholders

              The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign estates and foreign trusts (collectively, "Non-U.S. Stockholders") are complex, and the following is no more than a brief summary of those rules. Non-U.S. stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to their ownership of our common stock, including any reporting requirements.

              For purposes of this discussion, the term "Non-U.S. Stockholder" does not include any foreign stockholder whose investment in our stock is "effectively connected" with the conduct of a trade or business in the United States. Such a foreign stockholder, in general, will be subject to U.S. federal income tax with respect to its investment in our stock in the same manner as a U.S. Stockholder is taxed (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, a foreign corporation receiving income that is treated as effectively connected with a U.S. trade or business also may be subject to an additional 30% "branch profits tax," unless an applicable tax treaty provides a lower rate or an exemption. Certain certification requirements must be satisfied in order for effectively connected income to be exempt from withholding.

              Distributions to Non-U.S. Stockholders that are not attributable to gain from sales or exchanges by us of U.S. real property interests and are not designated by us as capital gain dividends (or deemed distributions of retained capital gains) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of those shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Stockholder's shares, such distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of its shares, as described below.

              We expect to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a Non-U.S. Stockholder, unless (i) a lower treaty rate applies and the required IRS Form W-8BEN evidencing eligibility for that reduced rate is filed with us or the appropriate withholding agent or (ii) the Non-U.S. Stockholder files an IRS Form W-8ECI or a successor form with us or the appropriate withholding agent properly claiming that the distributions are effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business.

              For any year in which we qualify as a REIT, distributions to a Non-U.S. Stockholder that owns more than 5% of our shares and that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Accordingly, a Non-U.S. Stockholder that owns more than 5% of our shares will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA made to a Non-U.S. Stockholder that owns more than 5% of our shares also may be subject to 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty relief or exemption. Under FIRPTA, we are required to withhold 35% of any distribution to a Non-U.S. Stockholder that owns more than 5% of our shares which is or could be designated as a capital gain dividend. Thus, if we designate previously made distributions as capital gain dividends, subsequent distributions (up to the amount of such prior distributions) will be treated as capital gain dividends for purposes of FIRPTA withholding. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability. It should be noted that the 35% withholding tax rate on capital gain dividends paid to Non-U.S. Stockholders owning more than 5% of our shares is higher than the maximum rate on long-term capital gains of individuals. Capital gain dividends not attributable to gain on the sale or exchange of U.S. real property interests are not subject to U.S. taxation if there is no requirement of withholding.

              If a Non-U.S. Stockholder does not own more than 5% of our shares during the tax year within which the distribution is received, the gain will not be considered to be effectively connected with a U.S. business. As such, a Non-U.S. Stockholder who does not own more than 5% of our shares would not be required to file a U.S. federal income tax return by receiving such a distribution. In this case, the distribution will be treated as a REIT dividend to that Non-U.S. Stockholder and taxed as a

REIT dividend that is not a capital gain distribution as described above. In addition, the branch profits tax will not apply to the distribution.

              For so long as our common stock continues to be regularly traded on an established securities market, the sale of such stock by any Non-U.S. Stockholder who is not a Five Percent Non-U.S. Stockholder (as defined below) generally will not be subject to U.S. federal income tax (unless the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for more than 182 days during the taxable year of the sale and certain other conditions apply, in which case such gain will be subject to a 30% tax on a gross basis). A "Five Percent Non-U.S. Stockholder" is a Non-U.S. Stockholder who, at some time during the five-year period preceding such sale or disposition, beneficially owned (including under certain attribution rules) more than 5% of the total fair market value of our common stock (as outstanding from time to time) or owned shares of another class of our stock that represented value greater than 5% of our common stock (measured at the time such shares were acquired).

              In general, the sale or other taxable disposition of our common stock by a Five Percent Non-U.S. Stockholder also will not be subject to U.S. federal income tax if we are a "domestically controlled REIT." A REIT is a "domestically controlled REIT" if, at all times during the five-year period preceding the relevant testing date, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders (taking into account those persons required to include the REIT's dividends in income for U.S. federal income tax purposes). Although we believe that we currently qualify as a domestically controlled REIT because our common stock is publicly traded, we cannot assure you that we will qualify as a domestically controlled REIT at any time in the future. If we do not constitute a domestically controlled REIT, a Five Percent Non-U.S. Stockholder will be taxed in the same manner as a U.S. Stockholder with respect to gain on the sale of our common stock (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

Information Reporting Requirements and Backup Withholding Tax

              Information reporting to our U.S. Stockholders and to the IRS will apply to the amount of distributions paid during each calendar year and distributions required to be treated as so paid during a calendar year, and the amount of tax withheld, if any, and to the proceeds of a sale or other disposition of our common stock. Under the backup withholding rules, a stockholder may be subject to backup withholding at the applicable rate (currently 28%) with respect to distributions paid and proceeds from a disposition of our common stock unless such holder (i) is a corporation, non-U.S. person or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

              Stockholders should consult their own tax advisors regarding their qualifications for an exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against the U.S. Stockholder's U.S. federal income tax liability and may entitle the U.S. Stockholder to a refund, provided that the required information is furnished timely to the IRS.

              As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of our common stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of our common stock by a foreign office of a foreign broker that (i) is a U.S. person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (iii) is a "controlled foreign corporation" for U.S. tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and certain other conditions are satisfied, or the stockholder otherwise establishes an exemption. Payment to or through a U.S. office of a broker of the proceeds of a sale of our common stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalties of perjury that the stockholder is a Non-U.S. Stockholder or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for a refund with the IRS.

Other Tax Consequences

  State and Local Taxes

              We and/or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transact business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisers regarding the effect of state and local tax laws, in addition to the federal, foreign and other tax laws, upon an investment in our common stock.

  Possible Legislative or Other Actions Affecting Tax Consequences

              You should recognize that our present federal income tax treatment may be modified by future legislative, judicial and administrative actions or decisions at any time, which may be retroactive in effect, and which could adversely affect the tax consequences of an investment in shares of our common stock. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in statutory changes as well as promulgation of new, or revisions to existing, regulations and revised interpretations of established concepts. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting us or our stockholders or the value of an investment in our common stock.

UNDERWRITING

              Subject to the terms and conditions contained in an underwriting agreement between us and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several other underwriters listed on Schedule A thereto, as underwriters, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, the number of shares of our common stock shown opposite their names below:

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	7,956,000
Citigroup Global Markets Inc.	5,342,220
UBS Securities LLC	2,829,060
Banc of America Securities LLC	2,007,720
Calyon Securities (USA) Inc.	1,404,000
KeyBanc Capital Markets Inc.	1,404,000
BMO Capital Markets Corp.	936,000
J.P. Morgan Securities Inc.	936,000
Stifel, Nicolaus & Company, Incorporated	585,000

Total	23,400,000

              The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than those shares covered by the overallotment option described below.

              We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel and other conditions. The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

Commissions and Discounts

              The underwriters have advised us that they propose initially to offer the shares to the public at the public offering price appearing on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of $.97 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $.10 per share to other dealers. After this offering, the public offering price, concession and discount may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to us. This information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$40.50	$947,700,000	$1,089,855,000
Underwriting discount	$1.62	$37,908,000	$43,594,200
Proceeds, before expenses	$38.88	$909,792,000	$1,046,260,800

              The expenses of the offering, exclusive of the underwriting discount, are estimated at approximately $650,000 and are payable by us.

Overallotment Option

              We have granted an option to the underwriters, to purchase up to 3,510,000 additional shares at the public offering price listed on the cover page of this prospectus supplement, less the underwriting discount, solely to cover overallotments. The underwriters may exercise this option for 30 days from the date of this prospectus supplement.

No Sales of Similar Securities

              We and each of our executive officers have agreed, with limited exceptions, not to sell or transfer any common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch. However, Debra A. Cafaro, our Chairman, President and Chief Executive Officer, and T. Richard Riney, our Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary, will be permitted to continue to sell certain shares of common stock pursuant to previously adopted, non-discretionary, written trading plans that comply with Commission Rule 10b5-1. Specifically, we and each of our executive officers have agreed, subject to certain exceptions, not to, directly or indirectly:

  •
  offer, pledge, sell or contract to sell any common stock;

  •
  sell any option or contract to purchase any common stock;

  •
  purchase any option or contract to sell any common stock;

  •
  grant any option, right or warrant for the sale of any common stock;

  •
  lend or otherwise dispose of or transfer any common stock;

  •
  enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any common stock, whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise;

  •
  file with the Commission a registration statement under the Securities Act relating to any additional shares of common stock; or

  •
  publicly disclose the intention to effect any transaction described in the above bullet points.

              This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. The lockup applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

              In the event that we notify the underwriters in writing that we do not intend to proceed with this offering, if the underwriting agreement does not become effective, or if the underwriting agreement is terminated prior to payment for and delivery of our common stock, the lockup provisions will be released.

New York Stock Exchange Listing

              Our common stock is listed on the New York Stock Exchange under the symbol "VTR."

Price Stabilization and Short Positions

              Until the distribution of the shares is completed, Commission rules may limit the ability of the underwriters and selling group members to bid for or purchase our common stock. However, the underwriters may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

              If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus supplement, the underwriters may reduce that short position by purchasing shares in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the overallotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of those purchases.

              Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in those transactions or that those transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Securities

              In connection with the offering, the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail. In addition, the underwriters will be facilitating Internet distribution for this offering to certain of their Internet subscription customers. The underwriters intend to allocate a limited number of shares for sale to their online brokerage customers. An electronic prospectus supplement and the accompanying prospectus is available on the Internet web site maintained by one or more of the underwriters for their subscription customers. Other than the prospectus supplement and accompanying prospectus in electronic format, the information on web sites is not part of this prospectus supplement or the accompanying prospectus.

Compliance with Non-U.S. Laws and Regulations

              The underwriters intend to comply with all applicable laws and regulations in each jurisdiction in which they acquire, offer, sell or deliver shares of our common stock or have in their possession or distribute the prospectus supplement or the accompanying prospectus.

Other Relationships

              The underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., UBS Securities LLC, Banc of America Securities LLC, Calyon Securities (USA) Inc., BMO Capital Markets Inc., KeyBanc Capital Markets Inc. and J.P. Morgan Securities Inc. are lenders under our revolving credit facility and senior interim loan and purchased shares of our Series A Senior Preferred Stock, and will therefore receive a portion of the proceeds from this offering. In addition, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as our financial advisor in connection with the Sunrise Acquisition and as co-lead arranger of our senior interim loan and an affiliate acts as administrative agent of our senior interim loan. Affiliates of Citigroup Global Markets Inc. also acted as co-lead arranger of our senior interim loan.

LEGAL MATTERS

              T. Richard Riney, our Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary, and Willkie Farr & Gallagher LLP, New York, New York, will pass upon certain legal matters for us in connection with the common stock offered by this prospectus supplement and the accompanying prospectus. Cahill Gordon & Reindel LLP, New York, New York, will pass upon certain legal matters for the underwriters. Mr. Riney owns shares of our common stock and options to purchase shares of our common stock.

EXPERTS

              Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2006, and management's assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006, as set forth in their reports thereon, which are incorporated by reference in this prospectus supplement, the accompanying prospectus and the registration statement of which this prospectus supplement and the accompanying prospectus are a part. Our consolidated financial statements and schedule and management's assessment are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

              We are subject to the informational reporting requirements of the Securities Act and, in accordance therewith, file reports, proxy statements, information statements and other information with the Commission. Reports, proxy statements, information statements and other information filed by us with the Commission pursuant to the requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 100 Fifth Street, N.E., Washington, D.C. 20549. Copies of such material also may be obtained from the Public Reference Section of the Commission located at 100 Fifth Street, N.E., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy statements, information statements and other information regarding us. The Commission's web site address is http://www.sec.gov. We are a publicly held corporation and our common stock is traded on the New York Stock Exchange under the symbol "VTR." Reports, proxy statements, information statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Information about us is also available on our web site at www.ventasreit.com. Information on our web site is not incorporated by reference herein and our web address is included in this prospectus as an inactive textual reference only.

              Statements contained or deemed to be incorporated by reference in this prospectus supplement as to the contents of any contract or other document are not necessarily completed, and in each instance we refer you to the copy of the contract or document filed as an exhibit to a document incorporated or deemed to be incorporated by reference in this prospectus supplement, each such statement being qualified in all respects by such reference.

              We are incorporating by reference in this prospectus supplement the information we file with the Commission. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the Commission will automatically update and supersede this information. We are incorporating by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange

Act after the date of this prospectus supplement until all of the shares of our common stock offered under this prospectus supplement and the accompanying prospectus are sold:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2006;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

  •
  our Current Reports on Form 8-K filed on January 5, 2007, January 19, 2007, February 21, 2007 (however, we do not incorporate by reference the information under Item 2.02, Results of Operations and Financial Condition), March 23, 2007, March 30, 2007, April 12, 2007 (however, we do not incorporate by reference the information under Item 7.01, Regulation FD Disclosure), May 1, 2007, May 3, 2007, May 14, 2007 and May 17, 2007;

  •
  our Proxy Statement filed on April 23, 2007 for our 2007 Annual Meeting of Stockholders; and

  •
  the description of our common stock set forth in our Registration Statement on Form 8-A (File No. 001-10989) filed with the Commission on January 23, 1992, as amended.

              You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

General Counsel
Ventas, Inc.
10350 Ormsby Park Place
Suite 300
Louisville, Kentucky 40223
(502) 357-9000

              We have not authorized anyone to give any information or make any representation about our company that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporate by reference into this document. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

PROSPECTUS

Ventas, Inc.
Preferred Stock, Depositary Shares,
Common Stock, Warrants and Debt Securities
Ventas Realty, Limited Partnership and
Ventas Capital Corporation
Debt Securities

Guarantees of Debt Securities of Ventas, Inc. by Ventas Realty, Limited Partnership, Ventas Capital Corporation and the Subsidiary Guarantors
Guarantees of Debt Securities of Ventas Realty, Limited Partnership and Ventas Capital Corporation
by Ventas, Inc. and the Subsidiary Guarantors (as defined herein)

        Ventas, Inc. may offer and sell, from time to time, in one or more offerings:

    •
    preferred stock;

    •
    depositary shares;

    •
    common stock;

    •
    warrants; and

    •
    debt securities.

        These securities may be offered and sold separately, together or as units with other securities described in this prospectus. The debt securities of Ventas, Inc. may be fully and unconditionally guaranteed by certain of its subsidiaries, which may include Ventas Realty Limited Partnership, Ventas Capital Corporation and the Subsidiary Guarantors, as described in this prospectus or a prospectus supplement. These debt securities and any such guarantees may be senior or subordinated.

        Ventas Realty, Limited Partnership and Ventas Capital Corporation may offer and sell, from time to time, in one or more offerings, debt securities. These debt securities may be offered and sold separately, together or as units with other securities described in this prospectus. The debt securities of Ventas Realty, Limited Partnership and Ventas Capital Corporation may be fully and unconditionally guaranteed by Ventas, Inc. and certain of its subsidiaries, which may include the Subsidiary Guarantors, as described in this prospectus or a prospectus supplement. These debt securities and any such guarantees may be senior or subordinated.

        The securities described in this prospectus may be issued in one or more series or issuances. We will provide the specific terms of these securities and their offering prices in supplements to this prospectus. You should carefully read this prospectus and the applicable prospectus supplement before you decide to invest in any of these securities.

        See "Risk Factors" on page 11 for a discussion of matters that you should consider before investing in these securities.

        Our common stock is listed on the New York Stock Exchange under the symbol "VTR." The closing price of our common stock on the New York Stock Exchange was $32.25 per share on April 6, 2006. None of the other securities offered by this prospectus are currently publicly traded.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 7, 2006.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "Commission") using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings.

        This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or prospectus supplements containing specific information about the terms of that offering (each, a "prospectus supplement"). The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information and Incorporation by Reference."

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer of these securities in any jurisdiction where it is unlawful. You should assume that the information in this prospectus or any prospectus supplement, as well as the information we have previously filed with the Commission and incorporated by reference in this prospectus, is accurate only as of the date of the documents containing the information.

        Unless otherwise indicated or except where the context otherwise requires:

  •
  references in this prospectus to "we," "us," "our" or similar terms and "Ventas" mean Ventas, Inc. together with its subsidiaries;

  •
  references in this prospectus to "Ventas Realty" mean Ventas Realty, Limited Partnership;

  •
  references in this prospectus to "Ventas LLC" mean Ventas LP Realty, L.L.C.;

  •
  references in this prospectus to "Ventas Capital" mean Ventas Capital Corporation;

  •
  references in this prospectus to "Ventas Finance" mean Ventas Finance I, LLC;

  •
  references in this prospectus to "ETOP" mean ElderTrust Operating Limited Partnership;

  •
  references in this prospectus to "Ventas Provident" mean Ventas Provident, LLC; and

  •
  references in this prospectus to the "Subsidiary Guarantors" mean, collectively, Ventas LLC, Ventas Healthcare Properties, Inc., Ventas TRS, LLC, Ventas Management, LLC, Ventas Framingham, LLC, Ventas Sun LLC, Ventas Cal Sun LLC, Ventas Provident, Ventas Finance I, Inc., Ventas Finance I, LLC, Ventas Specialty I, Inc., Ventas Specialty I, LLC, ElderTrust, ETOP, ET Capital Corp., ET Sub-Berkshire Limited Partnership, ET Berkshire, LLC, Cabot ALF, L.L.C., Cleveland ALF, L.L.C., ET Sub-Heritage Woods, L.L.C., ET Sub-Highgate, L.P., ET GENPAR, L.L.C., ET Sub-Lacey I, L.L.C., ET Sub-Lehigh Limited Partnership, ET Lehigh, LLC, ET Sub-Lopatcong, L.L.C., ET Sub-Pennsburg Manor Limited Partnership, L.L.P., ET Pennsburg Finance, L.L.C., ET Sub-Phillipsburg I, L.L.C., ET Sub-Pleasant View, L.L.C., ET Sub-Rittenhouse Limited Partnership, L.L.P., ET Sub-Riverview Ridge Limited Partnership, L.L.P., ET Sub-Sanatoga Limited Partnership, ET Sanatoga, LLC, ET Sub-SMOB, L.L.C., Vernon ALF, L.L.C., ET Sub-Willowbrook Limited Partnership, L.L.P., ET Sub-Wayne I Limited Partnership, L.L.P., ET Wayne Finance, L.L.C., ET Wayne Finance, Inc., ET Sub-Woodbridge, L.P., PSLT GP, LLC, PSLT OP, L.P., PSLT-BLC Properties Holdings, LLC, Brookdale Living Communities of Arizona-EM, LLC, Brookdale Living Communities of California, LLC, Brookdale Living Communities of California-RC, LLC, Brookdale Living Communities of California-San Marcos, LLC, Brookdale Living Communities of Illinois-2960, LLC, Brookdale

    Living Communities of Illinois-II, LLC, BLC of California-San Marcos, L.P., Brookdale Holdings, LLC, Brookdale Living Communities of Indiana-OL, LLC, Brookdale Living Communities of Massachusetts-RB, LLC, Brookdale Living Communities of Minnesota, LLC, Brookdale Living Communities of New York-GB, LLC, Brookdale Living Communities of Washington-PP, LLC, The Ponds of Pembroke Limited Partnership, River Oaks Partners, PSLT-ALS Properties Holdings, LLC and PSLT-ALS Properties I, LLC.

CAUTIONARY STATEMENTS

Forward-Looking Statements

        This prospectus and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to in this prospectus as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the Exchange Act. All statements regarding our expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust, which we refer to in this prospectus as a REIT, plans and objectives of management for future operations and statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will" and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and you must recognize that actual results may differ from our expectations. We do not undertake any duty to update such forward-looking statements, which speak only as of the date on which they are made.

        Our actual future results and trends may differ materially depending on a variety of factors discussed in our filings with the Commission and under "Risk Factors." Factors that may affect our plans or results include, without limitation:

  •
  the ability and willingness of our operators, tenants, borrowers and other third parties to meet and/or perform the obligations under their various contractual arrangements with us;

  •
  the ability and willingness of Kindred Healthcare, Inc., which we refer to in this prospectus together with its subsidiaries as Kindred, Brookdale Living Communities, Inc., which we refer to in this prospectus together with its subsidiaries as Brookdale, and Alterra Healthcare Corporation, which we refer to in this prospectus together with its subsidiaries as Alterra, to meet and/or perform their obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities under our respective contractual arrangements with Kindred, Brookdale and Alterra;

  •
  the ability of our operators, tenants and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities;

  •
  our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments, including those in different asset types and outside the United States;

  •
  the nature and extent of future competition;

  •
  the extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates;

  •
  increases in our cost of borrowing;

  •
  the ability of our operators to deliver high quality care and to attract patients;

  •
  the results of litigation affecting us;

  •
  changes in general economic conditions and/or economic conditions in the markets in which we may, from time to time, compete;

  •
  our ability to pay down, refinance, restructure and/or extend our indebtedness as it becomes due;

  •
  the movement of interest rates and the resulting impact on the value of and accounting for our interest rate swap agreement;

  •
  our ability and willingness to maintain our qualification as a REIT due to economic, market, legal, tax or other considerations;

  •
  final determination of our taxable net income for the year ended December 31, 2005 and for the year ending December 31, 2006;

  •
  the ability and willingness of our tenants to renew their leases with us upon expiration of the leases and our ability to relet our properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants;

  •
  the impact on the liquidity, financial condition and results of operations of our operators, tenants and borrowers resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of our operators, tenants and borrowers to accurately estimate the magnitude of such liabilities; and

  •
  the value of our reset right with Kindred, which we refer to in this prospectus as the Reset Right, which is dependent on a variety of factors and is highly speculative.

        Many of these factors are beyond our control and the control of our management.

Kindred and Brookdale Senior Living Information

        Kindred is subject to the reporting requirements of the Commission and is required to file with the Commission annual reports containing audited financial information and quarterly reports containing unaudited financial information. During the fourth quarter of 2005, Brookdale Senior Living Inc., which we refer to in this prospectus together with its subsidiaries, which include Brookdale and Alterra, as Brookdale Senior Living, completed the initial public offering of its common stock pursuant to a registration statement on Form S-1, which contains combined financial and other information of Brookdale and Alterra. As a result, Brookdale Senior Living is also now subject to the reporting requirements of the Commission and is required to file with the Commission annual reports containing audited financial information and quarterly reports containing unaudited financial information. The information related to Kindred and Brookdale Senior Living contained or incorporated by reference in this prospectus is derived from filings made by Kindred or Brookdale Senior Living, as the case may be, with the Commission or other publicly available information, or has been provided to us by Kindred or Brookdale Senior Living. We have not verified this information either through an independent investigation or by reviewing Kindred's or Brookdale Senior Living's public filings. We have no reason to believe that this information is inaccurate in any material respect, but we cannot assure you that all of this information is accurate. Kindred's and Brookdale Senior Living's filings with the Commission can be found at the Commission's website at www.sec.gov. We are providing this data for informational purposes only, and you are encouraged to obtain Kindred's and Brookdale Senior Living's publicly available filings from the Commission.

ABOUT THE REGISTRANTS

        The following highlights information about the registrants and our business contained elsewhere or incorporated by reference in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in any of our securities. To fully understand our business, you should carefully read this prospectus together with the more detailed information incorporated by reference in this prospectus.

Ventas

        We are a healthcare REIT with a geographically diverse portfolio of healthcare-related and seniors housing facilities in the United States. As of December 31, 2005, this portfolio consisted of 200 skilled nursing facilities, 41 hospitals and 139 seniors housing and other facilities in 42 states. Except with respect to our medical office buildings, we lease these facilities to healthcare operating companies under "triple-net" or "absolute-net" leases, which require the tenants to pay all property-related expenses. As of December 31, 2005, Kindred leased 225 of our facilities. We also had real estate loan investments relating to 30 healthcare-related and seniors housing facilities as of December 31, 2005.

        We conduct substantially all of our business through our wholly owned subsidiaries, Ventas Realty, PSLT OP, L.P. and Ventas Finance, and ETOP, in which we own substantially all of the partnership units. Our primary business consists of financing, owning and leasing healthcare-related and seniors housing facilities and leasing or subleasing those facilities to third parties.

        Our business strategy is comprised of two primary objectives: (1) diversifying our portfolio of properties and (2) increasing our earnings. We intend to continue to diversify our real estate portfolio by operator, facility type, geography and reimbursement source through investments in, and/or acquisitions or development of, additional healthcare-related and/or seniors housing assets across a wide spectrum.

        Our principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and our telephone number is (502) 357-9000.

Ventas Realty

        Ventas Realty is a limited partnership organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas, Inc. For more information about Ventas Realty, see "—Ventas" above.

Ventas Capital

        Ventas Capital is a wholly owned subsidiary of Ventas Realty organized under the laws of the State of Delaware for the purpose of serving as co-issuer with Ventas Realty of debt securities. Ventas Capital does not and will not have any substantial operations, assets or revenues. As a result, prospective purchasers of the debt securities of Ventas Realty and Ventas Capital should not expect Ventas Capital to participate in servicing the interest on or principal of those debt securities.

Ventas LLC

        Ventas LLC is a limited liability company organized under the laws of the State of Delaware. Ventas, Inc. is the sole member of Ventas LLC. Ventas LLC owns a 1% limited partnership interest in Ventas Realty and conducts no other business and owns no other assets.

Ventas Healthcare Properties, Inc.

        Ventas Healthcare Properties, Inc. is a corporation organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas, Inc.

Ventas TRS, LLC

        Ventas TRS, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas Realty.

Ventas Management, LLC

        Ventas Management, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas, Inc.

Ventas Framingham, LLC

        Ventas Framingham, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas Realty.

Ventas Sun LLC

        Ventas Sun LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas Realty.

Ventas Cal Sun LLC

        Ventas Cal Sun LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas Realty.

Ventas Finance I, Inc.

        Ventas Finance I, Inc. is a corporation organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas, Inc.

Ventas Finance

        Ventas Finance is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas Finance I, Inc.

Ventas Specialty I, Inc.

        Ventas Specialty I, Inc. is a corporation organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas, Inc.

Ventas Specialty I, LLC

        Ventas Specialty I, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas Specialty I, Inc.

ElderTrust

        ElderTrust is a real estate investment trust organized under the laws of the State of Maryland. It is a wholly owned direct subsidiary of Ventas, Inc.

ETOP

        ETOP is a limited partnership organized under the laws of the State of Delaware. Ventas, Inc. and ElderTrust collectively own substantially all of the partnership units of ETOP.

ET Capital Corp.

        ET Capital Corp. is a corporation organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

ET Berkshire, LLC

        ET Berkshire, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

ET Sub-Berkshire Limited Partnership

        ET Sub-Berkshire Limited Partnership is a limited partnership organized under the laws of the State of Delaware. ET Berkshire, LLC is the general partner of and owns a 1% interest in ET Sub-Berkshire Limited Partnership. ETOP owns a 99% limited partnership interest in ET Sub-Berkshire Limited Partnership.

Cabot ALF, L.L.C.

        Cabot ALF, L.L.C. is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

Cleveland ALF, L.L.C.

        Cleveland ALF, L.L.C. is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

ET Sub-Heritage Woods, L.L.C.

        ET Sub-Heritage Woods, L.L.C. is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

ET GENPAR, L.L.C.

        ET GENPAR, L.L.C. is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

ET Sub-Highgate, L.P.

        ET Sub-Highgate, L.P. is a limited partnership organized under the laws of the Commonwealth of Pennsylvania. ET GENPAR, L.L.C. is the general partner of and owns a 0.1% interest in ET Sub-Highgate, L.P. ETOP owns a 99.9% limited partnership interest in ET Sub-Highgate, L.P.

ET Sub-Lacey I, L.L.C.

        ET Sub-Lacey I, L.L.C. is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

ET Lehigh, LLC

        ET Lehigh, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

ET Sub-Lehigh Limited Partnership

        ET Sub-Lehigh Limited Partnership is a limited partnership organized under the laws of the State of Delaware. ET Lehigh, LLC. is the general partner of and owns a 1% interest in ET Sub-Lehigh

Limited Partnership. ETOP owns a 99% limited partnership interest in ET Sub-Lehigh Limited Partnership.

ET Sub-Lopatcong, L.L.C.

        ET Sub-Lopatcong, L.L.C. is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

ET Pennsburg Finance, L.L.C.

        ET Pennsburg Finance, L.L.C. is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

ET Sub-Pennsburg Manor Limited Partnership, L.L.P.

        ET Sub-Pennsburg Manor Limited Partnership, L.L.P. is a registered limited liability partnership organized under the laws of the Commonwealth of Virginia. ET Pennsburg Finance, L.L.C. is the general partner of and owns a 0.1% interest in ET Sub-Pennsburg Manor Limited Partnership, L.L.P. ETOP owns a 99.9% limited partnership interest in ET Sub-Pennsburg Manor Limited Partnership, L.L.P.

ET Sub-Phillipsburg I, L.L.C.

        ET Sub-Phillipsburg I, L.L.C. is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

ET Sub-Pleasant View, L.L.C.

        ET Sub-Pleasant View, L.L.C. is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

ET Sub-Rittenhouse Limited Partnership, L.L.P.

        ET Sub-Rittenhouse Limited Partnership, L.L.P. is a registered limited liability partnership organized under the laws of the Commonwealth of Virginia. ET GENPAR, L.L.C. is the general partner of and owns a 0.1% interest in ET Sub-Rittenhouse Limited Partnership, L.L.P. ETOP owns a 99.9% limited partnership interest in ET Sub-Rittenhouse Limited Partnership, L.L.P.

ET Sub-Riverview Ridge Limited Partnership, L.L.P.

        ET Sub-Riverview Ridge Limited Partnership, L.L.P. is a registered limited liability partnership organized under the laws of the Commonwealth of Virginia. ET GENPAR, L.L.C. is the general partner of and owns a 0.1% interest in ET Sub-Riverview Ridge Limited Partnership, L.L.P. ETOP owns a 99.9% limited partnership interest in ET Sub-Riverview Ridge Limited Partnership, L.L.P.

ET Sanatoga, LLC

        ET Sanatoga, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

ET Sub-Sanatoga Limited Partnership

        ET Sub-Sanatoga Limited Partnership is a limited partnership organized under the laws of the State of Delaware. ET Sanatoga, LLC is the general partner of and owns a 1% interest in ET Sub-Sanatoga Limited Partnership. ETOP owns a 99% limited partnership interest in ET Sub-Sanatoga Limited Partnership.

ET Sub-SMOB, L.L.C.

        ET Sub-SMOB, L.L.C. is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

Vernon ALF, L.L.C.

        Vernon ALF, L.L.C. is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

ET Sub-Willowbrook Limited Partnership, L.L.P.

        ET Sub-Willowbrook Limited Partnership, L.L.P. is a registered limited liability partnership organized under the laws of the Commonwealth of Virginia. ET GENPAR, L.L.C. is the general partner of and owns a 0.1% interest in ET Sub-Willowbrook Limited Partnership, L.L.P. ETOP owns a 99.9% limited partnership interest in ET Sub-Willowbrook Limited Partnership, L.L.P.

ET Sub-Wayne I Limited Partnership, L.L.P.

        ET Sub-Wayne Limited Partnership, L.L.P. is a registered limited liability partnership organized under the laws of the Commonwealth of Virginia. ET Wayne Finance, L.L.C. is the general partner of and owns a 0.1% interest in ET Sub-Wayne I Limited Partnership, L.L.P. ETOP owns a 99.9% limited partnership interest in ET Sub-Wayne I Limited Partnership, L.L.P.

ET Wayne Finance, L.L.C.

        ET Wayne Finance, L.L.C. is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

ET Wayne Finance, Inc.

        ET Wayne Finance, Inc. is a corporation organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

ET Sub-Woodbridge, L.P.

        ET Sub-Woodbridge, L.P. is a limited partnership organized under the laws of the Commonwealth of Pennsylvania. ET GENPAR, L.L.C. is the general partner of and owns a 0.1% interest in ET Sub-Woodbridge, L.P. ETOP owns a 99.9% limited partnership interest in ET Sub-Woodbridge, L.P.

PSLT GP, LLC

        PSLT GP, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas Provident.

PSLT OP, L.P.

        PSLT OP, L.P. is a limited partnership organized under the laws of the State of Delaware. PSLT GP, LLC is the general partner of and owns a 1% interest in PSLT OP, L.P. Ventas Provident owns a 97.55% limited partnership interest in PSLT OP, L.P. ETOP owns a 1.45% limited partnership interest in PSLT OP, L.P.

PSLT-BLC Properties Holdings, LLC

        PSLT-BLC Properties Holdings, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT OP, L.P.

Brookdale Living Communities of Arizona-EM, LLC

        Brookdale Living Communities of Arizona-EM, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT-BLC Properties Holdings, LLC.

Brookdale Living Communities of California, LLC

        Brookdale Living Communities of California, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT-BLC Properties Holdings, LLC.

Brookdale Living Communities of California-RC, LLC

        Brookdale Living Communities of California-RC, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT-BLC Properties Holdings, LLC.

Brookdale Living Communities of California-San Marcos, LLC

        Brookdale Living Communities of California-San Marcos, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT-BLC Properties Holdings, LLC.

Brookdale Living Communities of Illinois-2960, LLC

        Brookdale Living Communities of Illinois-2960, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT-BLC Properties Holdings, LLC.

Brookdale Living Communities of Illinois-II, LLC

        Brookdale Living Communities of Illinois-II, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT-BLC Properties Holdings, LLC.

BLC of California-San Marcos, L.P.

        BLC of California-San Marcos, L.P. is a limited partnership organized under the laws of the State of Delaware. Brookdale Living Communities of California-San Marcos, LLC is general partner of and owns a 1% interest in BLC of California-San Marcos, L.P. PSLT-BLC Properties Holdings, LLC owns a 99% limited partnership interest in BLC of California-San Marcos, L.P.

Brookdale Holdings, LLC

        Brookdale Holdings, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT-BLC Properties Holdings, LLC.

Brookdale Living Communities of Indiana-OL, LLC

        Brookdale Living Communities of Indiana-OL, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT-BLC Properties Holdings, LLC.

Brookdale Living Communities of Massachusetts-RB, LLC

        Brookdale Living Communities of Massachusetts-RB, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT-BLC Properties Holdings, LLC.

Brookdale Living Communities of Minnesota, LLC

        Brookdale Living Communities of Minnesota, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT-BLC Properties Holdings, LLC.

Brookdale Living Communities of New York-GB, LLC

        Brookdale Living Communities of New York-GB, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT-BLC Properties Holdings, LLC.

Brookdale Living Communities of Washington-PP, LLC

        Brookdale Living Communities of Washington-PP, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT-BLC Properties Holdings, LLC.

The Ponds of Pembroke Limited Partnership

        The Ponds of Pembroke Limited Partnership is a limited partnership organized under the laws of the State of Illinois. Brookdale Holdings, LLC is general partner of and owns a 1% interest in The Ponds of Pembroke Limited Partnership. PSLT-BLC Properties Holdings, LLC owns a 99% limited partnership interest in The Ponds of Pembroke Limited Partnership.

River Oaks Partners

        River Oaks Partners is a general partnership organized under the laws of the State of Illinois. Brookdale Holdings, LLC is a general partner of and owns a 1% interest in River Oaks Partners. PSLT-BLC Properties Holdings, LLC is a general partner of and owns a 99% interest in River Oaks Partners.

PSLT-ALS Properties Holdings, LLC

        PSLT-ALS Properties Holdings, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT OP, L.P.

PSLT-ALS Properties I, LLC

        PSLT-ALS Properties I, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT-ALS Properties Holdings, LLC.

RISK FACTORS

        Before you invest in our securities, you should carefully consider the risks involved. These risks include, but are not limited to:

  •
  the risks described in Ventas, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference in this prospectus;

  •
  the risks described in ETOP's Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference in this prospectus; and

  •
  any risks that may be described in other filings we or ETOP make with the Commission or in the prospectus supplements relating to specific offerings of securities.

USE OF PROCEEDS

        Unless otherwise described in a prospectus supplement, we intend to use our net proceeds from the sale of any securities under this prospectus for general business purposes, which may include acquiring and investing in additional properties and businesses and the repayment of borrowings under our revolving credit facility or other debt. Until we apply the proceeds from a sale of securities to their intended purposes, we may invest those proceeds in short-term investments, including repurchase agreements, some or all of which may not be investment grade.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our ratio of earnings to fixed charges for each of the periods indicated. To date, we have not issued preferred stock; therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios of earnings to fixed charges shown below.

	Year Ended December 31,
	2001	2002	2003	2004	2005
Ratio of earnings to fixed charges	1.58x	1.45x	2.44x	2.52x	2.19x

        For this ratio, earnings consist of earnings before income taxes, minority interest and discontinued operations plus fixed charges excluding capitalized interest. Fixed charges consist of interest expensed and capitalized, plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor.

DESCRIPTION OF VENTAS, INC. COMMON STOCK

        This section describes the general terms and provisions of Ventas, Inc.'s common stock. The prospectus supplement relating to any offering of common stock, or other securities convertible into or exchangeable or exercisable for common stock, will describe more specific terms of the offering of common stock or other securities, including the number of shares offered, the initial offering price, and market price and dividend information.

        The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to Ventas, Inc.'s Certificate of Incorporation, as amended, and Ventas, Inc.'s Third Amended and Restated Bylaws, as amended, each of which is filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and incorporated herein by reference. You should read Ventas, Inc.'s Certificate of Incorporation and Third Amended and Restated Bylaws for additional information before you purchase any shares of Ventas, Inc. common stock.

General

        Ventas, Inc.'s Certificate of Incorporation provides that Ventas, Inc. may issue up to 180,000,000 shares of common stock, par value $0.25 per share. As of March 31, 2006, 103,850,175 shares of common stock were issued and outstanding.

        All shares of common stock offered hereby, when issued, will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares of capital stock and to certain provisions of Ventas, Inc.'s Certificate of Incorporation, holders of shares of common stock are entitled to receive distributions if, as and when authorized and declared by the Board of Directors out of assets legally available therefore and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities. We currently expect to continue to make quarterly distributions, and from time to time we may make additional distributions.

        Holders of shares of common stock have no conversion, sinking fund, redemption or preemptive rights to subscribe for any of our securities. Subject to certain provisions of Ventas, Inc.'s Certificate of Incorporation, shares of common stock have equal distribution, liquidation and other rights.

Certain Anti-Takeover Provisions

        In order to preserve our ability to maintain REIT status, Ventas, Inc.'s Certificate of Incorporation provides that if a person acquires beneficial ownership of greater than 9% of our outstanding common stock, the shares that are beneficially owned in excess of such 9% limit are considered to be "excess shares." Excess shares are automatically deemed transferred to a trust for the benefit of a charitable institution or other qualifying organization selected by our Board of Directors. The trust is entitled to all dividends with respect to the excess shares and the trustee may exercise all voting power over the excess shares. We have the right to buy the excess shares for a purchase price equal to the lesser of (1) the price per share in the transaction that created the shares or (2) the market price on the date we buy the shares, and may defer payment of the purchase price for up to five years. If we do not purchase the excess shares, the trustee of the trust is required to transfer the excess shares at the direction of the Board of Directors. The owner of the excess shares is entitled to receive the lesser of the proceeds from the sale of the excess shares or the original price for such excess shares, and any additional amounts are payable to the beneficiary of the trust. The Board of Directors may grant waivers from the excess share limitations. On June 24, 2003, we granted such a waiver from the 9% ownership limitation provisions of Ventas, Inc.'s Certificate of Incorporation to Cohen & Steers Capital Management, Inc. Under the waiver, Cohen & Steers may beneficially own, in the aggregate, up to 14%, in number of shares or value, of our common stock.

DESCRIPTION OF VENTAS, INC. PREFERRED STOCK

        This section describes the general terms and provisions of Ventas, Inc.'s preferred stock. The prospectus supplement relating to any offering of preferred stock, or other securities convertible into or exchangeable or exercisable for preferred stock, will describe more specific terms of the preferred stock being offered, including the designation of the series, the number of shares offered, the initial offering price and any voting, dividend and liquidation preference rights, and any general terms described in this section that will not apply to those shares of preferred stock.

        The summary set forth below does not purports to be complete and is subject to and qualified in its entirety by reference to Ventas, Inc.'s Certificate of Incorporation, as amended, and the certificate of designation relating to the applicable series of preferred stock that we will file with the Commission, each of which is or will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and incorporated herein by reference. You should read Ventas, Inc.'s Certificate of Incorporation and such certificate of designation for additional information before you buy any shares of Ventas, Inc. preferred stock.

General

        Ventas, Inc.'s Certificate of Incorporation provides that Ventas, Inc. may issue up to 10,000,000 shares of preferred stock, par value $1.00 per share, of which 65,000 shares have been designated as Series A Preferred Stock and 300,000 shares have been designated as Series A Participating Preferred Stock. As of March 31, 2006, no shares of preferred stock were issued or outstanding.

        Our Board of Directors has authority, without approval of the stockholders, to issue preferred stock in one or more series having the powers, preferences and other rights as it may determine from time to time. The preferred stock will have the rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including some or all of the following:

  •
  the description of the shares of preferred stock;

  •
  the number of shares of preferred stock offered;

  •
  the voting rights, if any, of the holders of the shares of preferred stock;

  •
  the offering price of the shares of preferred stock;

  •
  the distribution rate, when distributions will be paid, or the method of determining the distribution rate if it is based on a formula or not otherwise fixed;

  •
  the date from which distributions on the shares of preferred stock shall accumulate;

  •
  the provisions for any auctioning or remarketing, if any, of the shares of preferred stock;

  •
  the provision, if any, for redemption or a sinking fund;

  •
  the liquidation preference per share;

  •
  any listing of the shares of preferred stock on a securities exchange;

  •
  whether the shares of preferred stock will be convertible or exchangeable and, if so, the security into which they are convertible or exchangeable and the terms and conditions of conversion or exchange, including the conversion price or exchange rate or the manner of determining it;

  •
  whether interests in the shares of preferred stock will be represented by depositary shares as more fully described below under "Description of Depositary Shares;"

  •
  the federal income tax consequences of owning the preferred stock;

  •
  the relative ranking and preferences of the shares of preferred stock as to distribution and liquidation rights;

  •
  any limitations on issuance of any shares of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to distribution and liquidation rights;

  •
  any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT; and

  •
  any other terms of the preferred stock.

        As described under "Description of Depositary Shares," Ventas, Inc. may, at its option, elect to offer depositary shares evidenced by depositary receipts. If Ventas, Inc. elects to do this, each depositary receipt will represent a fractional interest in a share of the particular series of preferred stock issued and deposited with a depositary. The applicable prospectus supplement will specify that fractional interest.

Ranking

        Unless our Board of Directors otherwise determines and we so specify in the applicable prospectus supplement, we expect that the shares of preferred stock will, with respect to distribution rights and rights upon liquidation or dissolution, rank senior to all shares of Ventas, Inc. common stock.

Dividends

        Holders of shares of preferred stock of each series will be entitled to receive dividends at the rates and on the dates shown in the applicable prospectus supplement if, as and when authorized and declared by our Board of Directors out of assets legally available therefor. We will pay each dividend to holders of record as they appear on our share transfer books on the record dates fixed by our Board of Directors. In the case of shares of preferred stock represented by depositary receipts, the records of the depositary referred to under "Description of Depositary Shares" will determine the persons to whom dividends are payable.

        Dividends on any series of preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative dividends will be cumulative from and after the date shown in the applicable prospectus supplement. If our Board of Directors fails to authorize a dividend on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a dividend in respect of the applicable dividend period, whether or not dividends on that series are declared payable in the future.

        If the applicable series is entitled to a cumulative dividend, we may not declare, or pay or set aside for payment, a dividend on any other series of preferred stock ranking, as to dividends on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative dividends on the applicable series for all past dividends periods and the then current dividend period. If the applicable series does not have a cumulative dividend, we must declare, and pay or set aside for payment, full dividends for the then current dividend period only. When dividends are not paid, or set aside for payment, in full on any applicable series and the shares of any other series ranking on a parity as to dividends with the applicable series, we must declare, and pay or set aside for payment, all dividends upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid dividends of the several series. For these purposes, accrued and unpaid dividends do not include unpaid dividend periods on noncumulative shares of preferred stock. No interest will be payable in respect of any dividend payment that may be in arrears.

        Except as provided in the immediately preceding paragraph, unless we declare, and pay or set aside for payment, full cumulative dividends, including for the then current period, on any applicable series entitled to a cumulative dividend, we may not declare, or pay or set aside for payment, any dividends on common stock or any other equity securities ranking junior to or on a parity with the applicable series as to dividends or upon liquidation. The foregoing restriction does not apply to dividends paid in common stock or other equity securities ranking junior to the applicable series as to dividends and upon liquidation. If the applicable series does not have cumulative dividends, we need only declare, and pay or set aside for payment, the dividend for the then current period before declaring dividends on shares of common stock or junior or parity securities. In addition, under the circumstances in which we could not declare a dividend, we may not redeem, purchase or otherwise acquire for any consideration any shares of common stock or other parity or junior equity securities, except upon conversion into or exchange for shares of common stock or other junior equity securities. We may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred stock.

        We will credit any dividend payment made on an applicable series first against the earliest accrued but unpaid dividend due with respect to the series.

Redemption

        We may have the right or may be required to redeem the applicable series, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement.

        If the applicable series is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid dividends, except in the case of noncumulative preferred stock. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for the applicable series is payable only from the net proceeds of our issuance of capital stock, the terms of the preferred stock may provide that, if no shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the shares of preferred stock will automatically and mandatorily be converted into shares of capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

Liquidation Preference

        The applicable prospectus supplement will describe the liquidation preference of the applicable series. Upon the voluntary or involuntary liquidation of Ventas, Inc., before any distribution may be made to the holders of shares of Ventas, Inc. common stock or any other shares of capital stock ranking junior to the applicable series in the distribution of assets upon liquidation, the holders of that series will be entitled to receive, out of assets legally available therefor, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all accrued and unpaid distributions. If the applicable series does not have a cumulative dividend, accrued and unpaid dividends include only the then current dividend period. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of the applicable series will have no right or claim to any of our remaining asset, and our remaining assets will be distributed among the holders of any other shares of capital stock ranking junior to the applicable series upon liquidation, according to their rights and preferences.

        If, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series and the corresponding amounts payable on all shares of capital stock ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking shares of capital stock shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled.

Voting Rights

        Holders of shares of the applicable series will not have any voting rights, except as otherwise from time to time required by law or as specified in the applicable prospectus supplement.

        As more fully described under "Description of Depositary Shares" below, if Ventas, Inc. elects to issue depositary shares, each representing a fraction of a share of a series of preferred stock, each depositary will in effect be entitled to a fraction of a vote per depositary share.

Conversion Rights

        We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert shares of the applicable series into shares of common stock or any other class or series of shares of capital stock. The terms will include the number of shares of common stock or other securities into which the shares of the applicable series are convertible, the conversion price (or the manner of determining it), the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the redemption of shares of the series.

Our Exchange Rights

        We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which we can require you to exchange shares of the applicable series for debt securities. If an exchange is required, you will receive debt securities with a principal amount equal to the liquidation preference of the applicable series. The other terms and provisions of the debt securities will not be materially less favorable to you than those of the series of preferred stock being exchanged.

Certain Anti-Takeover Provisions

        In order to preserve our ability to maintain REIT status, Ventas, Inc.'s Certificate of Incorporation provides that if a person acquires beneficial ownership of greater than 9.9% of our outstanding preferred stock, the shares that are beneficially owned in excess of such 9.9% limit are considered to be "excess shares." Excess shares are automatically deemed transferred to a trust for the benefit of a charitable institution or other qualifying organization selected by our Board of Directors. The trust is entitled to all dividends with respect to the excess shares and the trustee may exercise all voting power over the excess shares. We have the right to buy the excess shares for a purchase price equal to the lesser of (1) the price per share in the transaction that created the shares or (2) the market price on the date we buy the shares, and may defer payment of the purchase price for up to five years. If we do not purchase the excess shares, the trustee of the trust is required to transfer the excess shares at the direction of the Board of Directors. The owner of the excess shares is entitled to receive the lesser of the proceeds from the sale of the excess shares or the original price for such excess shares, and any additional amounts are payable to the beneficiary of the trust. The Board of Directors may grant waivers from the excess share limitations.

DESCRIPTION OF VENTAS, INC. DEPOSITARY SHARES

        This section describes the general terms and provisions of shares of Ventas, Inc. preferred stock represented by depositary shares. The prospectus supplement relating to the offering of depositary shares will describe more specific terms of the depositary shares being offered, including the number of shares offered, the initial offering price and the powers, preferences and other rights of the underlying preferred stock and any general terms outlined in this section that will not apply to those depositary shares.

        The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable deposit agreement (including the depositary receipt), the form of which is or will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and incorporated herein by reference. You should read the form of deposit agreement (including the depositary receipt) for additional information before you buy any Ventas, Inc. depositary shares.

General

        Ventas, Inc. may, at its option, elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. Shares of preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The applicable prospectus supplement will provide the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the dividend, voting, conversion, redemption, liquidation and other rights and preferences of the shares of preferred stock represented by those depositary shares.

        Depositary receipts issued pursuant to the applicable deposit agreement will evidence ownership of depositary shares. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, a holder of depositary shares will be entitled to receive the shares of preferred stock underlying the surrendered depositary receipts.

Dividends and Other Distributions

        The depositary will be required to distribute all dividends or other cash distributions received in respect of the applicable shares of preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Fractions will be rounded down to the nearest whole cent.

        If the distribution is other than in cash, the depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

        Depositary shares that represent shares of preferred stock that have been converted or exchanged will not be entitled to distributions. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of shares of preferred stock will be made available to holders of depositary shares. All distributions will be subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of Shares of Preferred Stock

        You may receive the number of whole shares of the applicable series of preferred stock and any money or other property represented by your depositary receipts after surrendering your depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the depositary shares that you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your shares of preferred stock, you will not be entitled to re-deposit those shares of preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Redemption of Depositary Shares

        If we redeem shares of the applicable series of preferred stock underlying the depositary shares, the depositary will redeem those shares from the proceeds it receives. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the applicable series of preferred stock. The redemption date for depositary shares will be the same as that of the preferred stock. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.

        After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

Voting of the Underlying Shares of Preferred Stock

        Upon receipt of notice of any meeting at which the holders of the applicable series of preferred stock are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the depositary shares representing such preferred stock. Each record holder of depositary receipts on the record date will be entitled to instruct the depositary as to how the holder's depositary shares will be voted. The record date for the depositary shares will be the same as the record date for the preferred stock. The depositary will vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to vote the preferred stock in that manner. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares. The depositary will not be responsible for any failure to carry out any voting instruction, or for the manner or effect of any vote, as long as its action or inaction is in good faith and does not result from its negligence or willful misconduct.

Liquidation Preference

        Upon the voluntary or involuntary liquidation of Ventas, Inc., each holder of depositary shares will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares, as described in the applicable prospectus supplement.

Conversion or Exchange of Shares of Preferred Stock

        The depositary shares will not themselves be convertible into or exchangeable for shares of Ventas, Inc. common stock or preferred stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause the conversion of the preferred stock represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the conversion or exchange of the preferred stock represented by the depositary shares into our debt securities. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of shares of preferred stock to effect the conversion or exchange. If you are converting only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted depositary shares.

Taxation

        As owner of depositary shares, you will be treated for U.S. federal income tax purposes as if you were an owner of the series of preferred stock represented by the depositary shares. Therefore, you will be required to take into account for U.S. federal income tax purposes income and deductions to which you would be entitled if you were a holder of the underlying series of preferred stock. In addition:

  •
  you will not recognize any gain or loss for U.S. federal income tax purposes upon the withdrawal of shares of preferred stock in exchange for depositary shares provided in the deposit agreement;

  •
  your tax basis in each share of preferred stock received upon exchange of depositary shares will be the same as the aggregate tax basis of the depositary shares so exchanged; and

  •
  if you held the depositary shares as a capital asset at the time of the exchange for shares of preferred stock, the holding period for shares of the preferred stock will include the period during which you owned the depositary shares.

Amendment and Termination of a Deposit Agreement

        We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement, as amended.

        Any deposit agreement may be terminated by us upon not less than 30 days' prior written notice to the applicable depositary if (1) the termination is necessary to preserve our status as a REIT or (2) a majority of each series of preferred stock affected by the termination consents to the termination. When either event occurs, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, a deposit agreement will automatically terminate if:

  •
  all depositary shares have been redeemed;

  •
  there shall have been a final distribution in respect of the related preferred stock in connection with a liquidation of Ventas, Inc. and the distribution has been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred stock; or

  •
  each related share of preferred stock shall have been converted or exchanged into securities not represented by depositary shares.

Charges of a Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred stock and any redemption of preferred stock. However, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

Resignation and Removal of Depositary

        A depositary may resign at any time by delivering to us notice of its election to do so. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company having its principal office in the United States that has a combined capital and surplus of at least $50 million.

Miscellaneous

        A depositary will be required to forward to holders of depositary receipts any reports and communications it receives from us with respect to the related shares of preferred stock. Holders of depository receipts will be able to inspect the transfer books of the depository and the list of holders of receipts upon reasonable notice.

        Neither a depositary nor we will be liable if the depositary is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Our obligations and those of the depositary under a deposit agreement will be limited to performing duties in good faith and without gross negligence or willful misconduct. Neither a depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related shares of preferred stock unless satisfactory indemnity is furnished. We and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting shares of preferred stock for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

        If a depositary receives conflicting claims, requests or instructions from any holder of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

DESCRIPTION OF VENTAS, INC. WARRANTS

        This section describes the general terms and provisions of Ventas, Inc.'s warrants. The prospectus supplement relating to the offering of the warrants will describe more specific terms of the warrants being offered, including the number of warrants offered, the initial offering price and the terms of the underlying securities and any general terms outlined in this section that will not apply to those warrants.

        The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable warrant agreement (including the warrant certificate), the form of which is or will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and incorporated herein by reference. You should read the form of warrant agreement (including the warrant certificate) for additional information before you buy any Ventas, Inc. warrants.

        Ventas, Inc. may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred stock, depositary shares or common stock. We will enter a warrant agreement governing the issuance of the warrants with a warrant agent, who will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        The applicable prospectus supplement will describe the terms of each series of warrants being offered including some or all of the following:

  •
  the offering price;

  •
  the number of warrants offered;

  •
  the securities underlying the warrants;

  •
  the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

  •
  the date on which the warrants will expire;

  •
  the federal income tax consequences of owning the warrants;

  •
  the rights, if any, we have to redeem the warrants;

  •
  the name of the warrant agent; and

  •
  any other terms of the warrants.

        Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities underlying the warrants and will not be entitled to payments made to holders of those securities.

        We and the applicable warrant agent may amend or supplement the warrant agreement without the consent of the affected holders of warrants to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement, as amended thereby. The applicable prospectus supplement may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price and the expiration date, may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF DEBT SECURITIES

        This section describes the general terms and provisions of the debt securities of Ventas Realty and Ventas Capital and the debt securities of Ventas, Inc. For purposes hereof, references to the issuer(s) means either Ventas, Inc. or Ventas Realty and Ventas Capital, as applicable. The prospectus supplement relating to any offering of debt securities will describe more specific terms of the debt securities being offered, including the designation of the series, the aggregate principal amount being offered, the initial offering price, the interest rate and any redemption, purchase or conversion rights and any general terms described in this section that will not apply to those debt securities.

        The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable base indenture referred to below and the supplemental indenture (including the form of debt security) relating to the applicable series of debt securities, the form of each of which is or will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and incorporated herein by reference. You should read the applicable base indenture and such supplemental indenture (including the applicable form of debt security) for additional information before you buy any debt securities of the issuer(s).

        The debt securities will be direct unsecured general obligations of the issuer(s) and may include debentures, notes, bonds and/or other evidences of indebtedness. The debt securities may be senior or subordinated and will be issued under one or more indentures among the issuer(s), the guarantors named therein and U.S. Bank National Association, as the initial trustee, which we refer to herein as base indentures. The base indentures do not limit the aggregate principal amount of debt securities that may be issued thereunder.

        Senior debt securities will be issued under a senior indenture, in one or more series established pursuant to a supplemental indenture or a resolution duly adopted by the Board of Directors of the issuer(s) or a duly authorized committee thereof. Subordinated debt securities will be issued under a subordinated indenture, in one or more series established pursuant to a supplemental indenture or a resolution duly adopted by the Board of Directors of the issuer(s) or a duly authorized committee thereof. We refer to the senior indenture and the subordinated indenture (together with each applicable supplemental indenture or resolution establishing the applicable series of debt securities) collectively in this prospectus as the indentures. The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended.

General

        Each indenture provides that there may be more than one trustee under that indenture, each with respect to one or more series of debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of debts securities issued under that indenture, and a successor trustee may be appointed to act with respect to that series.

        If two or more persons are acting as trustee with respect to different series of debts securities issued under the same indenture, each of those trustees will be a trustee of a trust under that indenture separate and apart from the trust administered by any other trustee. In that case, except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by the trustee may be taken by each of those trustees only with respect to the one or more series of debt securities for which it is trustee.

        The applicable prospectus supplement will describe the specific terms of each series of debt securities being offered, including some or all of the following:

  •
  the title of the debt securities;

  •
  the issuer(s) of the debt securities;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  the purchase price of the debt securities, expressed as a percentage of the principal amount;

  •
  the date or dates on which the principal of and any premium on the debt securities will be payable or the method for determining the date or dates;

  •
  if the debt securities will bear interest, the interest rate or rates or the method by which the rate or rates will be determined;

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  if the debt securities will bear interest, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable, the record dates for those interest payment dates and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

  •
  the place or places where payments on the debt securities will be made and the debt securities may be surrendered for registration of transfer or exchange;

  •
  if the issuer(s) will have the option to redeem all or any portion of the debt securities, the terms and conditions upon which the debt securities may be redeemed;

  •
  the terms and conditions of any sinking fund or any similar provisions obligating us or permitting a holder to require us to redeem or purchase all or any portion of the debt securities prior to final maturity;

  •
  the currency or currencies in which the debt securities are denominated and payable if other than U.S. dollars and the manner of determining the equivalent of those amounts in U.S. dollars;

  •
  whether the amount of any payments on the debt securities may be determined with reference to an index, formula or other method and the manner in which such amounts are to be determined;

  •
  any additions or changes to the events of default in the applicable base indenture;

  •
  the portion of the principal payable upon acceleration of maturity, if other than the entire principal amount;

  •
  any additions or changes with respect to the other covenants in the applicable base indenture;

  •
  the terms and conditions, if any, upon which the debt securities may be convertible into common stock;

  •
  whether the debt securities will be issued in certificated or book-entry form and, if the latter, the securities depositary;

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  whether the debt securities will be issued in denominations other than $1,000 and any integral multiple of $1,000;

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  the applicability of the defeasance and covenant defeasance provisions of the applicable base indenture;

  •
  the guarantors, if any, who will guarantee the debt securities and the methods of determining, and releasing, such guarantors, if any;

  •
  the trustee for that series of debt securities, if other than U.S. Bank National Association; and

  •
  any other terms of the debt securities consistent with the provisions of the applicable base indenture.

        Debt securities may be issued as original issue discount securities to be offered and sold at substantial discount from their stated principal amount. Special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

        Unless otherwise provided with respect to a series of debt securities, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000.

Certificated Debt Securities

        Except as otherwise provided in the applicable prospectus supplement, debt securities will not be issued in certificated form. If, however, debt securities are to be issued in certificated form, no service charge will be made for any transfer or exchange of any of those debt securities, but we may require payment of a sum sufficient to cover any tax or governmental charge payable in connection therewith.

Book-Entry Debt Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with the depositary identified in the applicable prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred. However, transfers of the whole security between the depositary for that global security and its nominees or their respective successors are permitted.

        Unless otherwise provided in the applicable prospectus supplement, The Depositary Trust Company, New York, New York, which we refer to in this prospectus as DTC, will act as depositary for each series of global securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be effected only through, records maintained by DTC and its participants.

        DTC has provided the following information to us. DTC is a:

  •
  limited-purpose trust company organized under the New York Banking Law;

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  banking organization within the meaning of the New York Banking Law;

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  member of the U.S. Federal Reserve System;

  •
  clearing corporation within the meaning of the New York Uniform Commercial Code; and

  •
  clearing agency registered under the provisions of Section 17A of the Securities Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, in deposited securities through electronic computerized book-entry changes in the direct participant's accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its direct and indirect participants are on file with the Commission.

        Principal and interest payments on global securities registered in the name of DTC's nominee will be made in immediately available funds to DTC's nominee as the registered owner of the global securities. We and the trustee will treat DTC's nominee as the owner of the global securities for all other purposes as well. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities. It is DTC's current practice, upon receipt of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of DTC, the trustee or us.

        Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like amount and terms in authorized denominations only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary;

  •
  DTC ceases to be a registered clearing agency and a successor depositary is not appointed by us within 120 days; or

  •
  we determine not to require all of the debt securities of a series to be represented by a global security and notify the applicable trustee of our decision.

Merger

        Ventas, Inc. generally may not consolidate with, or sell, assign, transfer, convey, lease (other than to an unaffiliated operator in the ordinary course of business) or otherwise dispose of all or substantially all of the properties or assets of Ventas, Inc. and its restricted subsidiaries taken as a whole to, or merge with or into, any other person or entity unless:

  •
  either:

  •
  Ventas, Inc. is the surviving corporation; or

  •
  if Ventas, Inc. is not the surviving corporation, the successor person or entity is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia and such successor person or entity expressly assumes all payments on all of the debt securities and the performance and observance of all the covenants and conditions of the applicable indenture; and

  •
  neither Ventas, Inc. nor the successor person or entity is in default immediately after the transaction under the applicable indenture.

        The restrictions on Ventas, Inc.'s ability to sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets does not apply to sales, assignments, transfers, conveyances or dispositions between Ventas, Inc. and its restricted subsidiaries. If and when a successor person or entity were to assume all the obligations of the issuer(s) and the guarantors under the applicable indenture and the debt securities following a consolidation or merger, or any sale, assignment, transfer, conveyance, transfer or other disposition of 90% or more of the assets of the Ventas, Inc. in accordance with the foregoing provisions, the issuer(s) and the guarantors shall be released from those obligations.

Events of Default, Notice and Waiver

        Each base indenture provides that the following are events of default with respect to any series of debt securities issued thereunder unless the applicable prospectus supplement states otherwise:

  •
  default for 30 days in the payment of any interest on any debt security of that series;

  •
  default in the payment of the principal or premium, if any, on any debt security of that series when due and payable;

  •
  default in the making of any sinking fund payment required for any debt security of that series when due;

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  default in the performance of any of our other covenants in the applicable indenture that continues for 60 days after written notice, other than default in a covenant included in that indenture solely for the benefit of another series of debt securities;

  •
  the acceleration of the maturity of more than $50,000,000 in the aggregate of any of our other indebtedness, where that indebtedness is not discharged or that acceleration is not rescinded or annulled after written notice;

  •
  certain events of bankruptcy, insolvency or reorganization of Ventas, Inc. or its properties;

  •
  any guarantees of the debt securities cease to be in full force and effect or the guarantors disaffirm or deny their obligations with respect to any guarantees of the debt securities; and

  •
  any other event of default provided with respect to that particular series of debt securities and described in the applicable prospectus supplement.

        The applicable trustee generally may withhold notice to the holders of any series of debt securities of any default with respect to that series if it considers the withholding to be in the interest of those holders. However, the applicable trustee may not withhold notice of any default in the payment of the principal of, or premium, if any, or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series.

        If an event of default with respect to any series of debt securities occurs and is continuing, the applicable trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the entire principal amount of all of the debt securities of that series immediately due and payable. Subject to certain conditions, the holders of a majority in principal amount of outstanding debt securities of that series may rescind and annul that acceleration. However, they may only do so if all events of default, other than the non-payment of accelerated principal or a specified portion of accelerated principal, with respect to debt securities of that series have been cured or waived.

        Holders of a majority in principal amount of any series of outstanding debt securities may, subject to some limitations, waive any past default with respect to that series and the consequences of the default (including without limitation waivers obtained in connection with the purchase of, or tender offer or exchange offer for, such debt securities). The prospectus supplement relating to any series of debt securities which are original issue discount securities will describe the particular provisions relating to acceleration of a portion of the principal amount of those original issue discount securities upon the occurrence and continuation of an event of default. Within 120 days after the close of each fiscal year, Ventas, Inc. must file with the applicable trustee a statement, signed by certain of its officers, certifying that to their knowledge Ventas, Inc. and any applicable subsidiaries are in compliance with the applicable indenture and related debt securities, or else specifying any default.

        Except with respect to its duties in case of default, the applicable trustee is not obligated to exercise any of its rights or powers at the request or direction of any holders of any series of outstanding debt securities, unless those holders have offered the trustee reasonable security or indemnity. Subject to those indemnification provisions and limitations contained in each indenture, the holders of a majority in principal amount of any series of the outstanding debt securities issued thereunder may direct any proceeding for any remedy available to the applicable trustee, or the exercising of any of the trustee's trusts or powers.

Modification of the Indentures

        Modifications and amendments of each indenture may be made only, subject to some exceptions, with the consent of the holders of a majority in aggregate principal amount of all outstanding debt securities issued under that indenture which are affected by the modification or amendment (including without limitation consents obtained in connection with the purchase of, or tender offer or exchange offer for, such debt securities). However, unless the applicable prospectus supplement states otherwise, the holder of each affected debt security must consent to any modification or amendment of the applicable indenture that:

  •
  reduces the principal amount of debt securities of that series whose holders must consent to a modification or an amendment;

  •
  reduces the principal of or changes the fixed maturity of that debt security or alters the provisions with respect to the redemption of that debt security;

  •
  reduces the rate of or changes the time for payment of interest on that debt security;

  •
  reduces the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of its maturity or would be provable in bankruptcy;

  •
  waives a default or event of default in the payment of principal of, or interest or premium, or additional amounts, if any, on the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities affected thereby and a waiver of the payment default that resulted from such acceleration);

  •
  makes that debt security payable in a currency other than that stated in that debt security;

  •
  makes any change in the provisions of that indenture relating to waivers of past defaults or the rights of holders of debt securities to receive payments of principal of, or interest or premium, or additional amounts, if any, on the debt securities;

  •
  releases any guarantor from any of its obligations under its guarantee of the debt securities or under that indenture except in accordance with the terms of that indenture;

  •
  makes any change in the amendment and waiver provisions set forth above; or

  •
  in the case of subordinated debt securities, subordinates the indebtedness evidenced by that debt security to any of our other indebtedness other than the senior indebtedness.

        The issuer(s) and the applicable trustee may amend each indenture without the consent of the holders of any debt securities in certain limited circumstances, such as:

  •
  to evidence the succession of another entity to Ventas, Inc. and the assumption by the successor of the covenants of Ventas, Inc. contained in the applicable indenture;

  •
  to secure the debt securities issued under the applicable indenture; and

  •
  to cure any ambiguity or defect or to correct or supplement any provision in the applicable indenture which may be inconsistent with any other provision of that indenture.

Defeasance and Covenant Defeasance

        When the issuer(s) establish a series of debt securities, they may provide that the debt securities of that series are subject to the defeasance and discharge provisions of the applicable indenture. If those provisions are made applicable, the issuer(s) may elect either:

  •
  to defease and, together with all guarantors (if any), be legally released from, subject to some limitations, all of their respective obligations with respect to the debt securities of that series; or

  •
  to be released from the obligations to comply with specified covenants and eliminate certain events of default relating to the debt securities of that series as described in the applicable prospectus supplement.

        To effect defeasance or covenant defeasance, the issuer(s) must irrevocably deposit in trust with the applicable trustee an amount in any combination of funds or government obligations, which, through the payment of principal and interest in accordance with their terms, will provide money sufficient to make payments on the debt securities of that series and any mandatory sinking fund or analogous payments on the debt securities of that series.

        Upon such defeasance, the issuer(s) will not be released from obligations:

  •
  to pay additional amounts, if any, on the debt securities of that series upon the occurrence of some events;

  •
  to register the transfer or exchange of the debt securities of that series;

  •
  to replace some of the debt securities of that series;

  •
  to maintain an office relating to the debt securities of that series; or

  •
  to hold moneys for payment in trust.

        To establish such a trust the issuer(s) must, among other things, deliver to the applicable trustee an opinion of counsel to the effect that the holders of the debt securities of that series:

  •
  will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance; and

  •
  will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance, the opinion of counsel must be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the applicable indenture.

        Government obligations generally mean securities which are:

  •
  direct obligations of the U.S. or of the government which issued the foreign currency in which the debt securities of a particular series are payable, in each case, where the issuer has pledged its full faith and credit to pay the obligations; or

  •
  obligations of an agency or instrumentality of the U.S. or of the government which issued the foreign currency in which the debt securities of that series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the U.S. or that other government.

In any case, the issuer of government obligations cannot have the option to call or redeem the obligations. In addition, government obligations include, subject to certain qualifications, a depository receipt issued by a bank or trust company as custodian with respect to any government obligation or a specific payment of interest on or principal of any such government obligation held by the custodian for the account of a depository receipt holder.

        If the issuer(s) effect covenant defeasance with respect to the debt securities of any series, the amount on deposit with the applicable trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity. However, the debt securities of that series may become due and payable prior to their stated maturity if there is an event of default with respect to a covenant from which the issuer(s) have not been released. In that event, the amount on deposit may not be sufficient to pay all amounts due on the debt securities of that series at the time of the acceleration and the holders of those debt securities will be required to look to the issuer(s) and the guarantors, if any, for repayment of any shortfall.

        The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above.

Ranking

        Each series of senior debt securities will constitute senior indebtedness and will rank equally with each other series of senior debt securities and other senior indebtedness and senior to all subordinated indebtedness, including, but not limited to, all subordinated debt securities. Each series of subordinated debt securities will constitute subordinated indebtedness and will rank equally with each other series of subordinated debt securities but subordinate to all senior indebtedness.

        Payments on the subordinated debt securities will be subordinated to the senior indebtedness of the issuer(s) and the guarantors, if any, described under "Guarantees" below, whether outstanding on the date of the subordinated indenture or incurred after that date. At December 31, 2005, we had $1.8 billion of senior indebtedness outstanding. The prospectus supplement relating to each issuance of subordinated debt securities will specify the aggregate amount of our outstanding indebtedness as of the most recent practicable date that would rank senior to the subordinated debt securities.

        If any of the following events occur, the holders of senior indebtedness must receive payment of the full amount due on the senior indebtedness, or that payment must be duly provided for, before the issuer(s) may make payments on the subordinated debt securities:

  •
  any distribution of our assets upon our liquidation, reorganization or other similar transaction except for a distribution in connection with a merger or other transaction complying with the covenant described above under "Merger";

  •
  the occurrence and continuation of a payment default on any senior indebtedness; or

  •
  a declaration of the principal of any series of subordinated debt securities, or, in the case of original issue discount securities, the portion of the principal amount specified under their terms, as due and payable, that has not been rescinded and annulled.

        However, if the event is the acceleration of any series of subordinated debt securities, only the holders of senior indebtedness outstanding at the time of the acceleration of those subordinated debt securities, or, in the case of original issue discount securities, that portion of the principal amount specified under their terms, must receive payment of the full amount due on that senior indebtedness, or such payment must be duly provided for, before the issuer(s) make payments on the subordinated debt securities.

        As a result of the subordination provisions, some of our general creditors, including holders of senior indebtedness, may recover more, ratably, than the holders of the subordinated debt securities in the event of insolvency.

        For purposes of the subordinated indenture, "senior indebtedness" of the issuer(s) and the guarantors means the following indebtedness or obligations:

  •
  the principal of and premium, if any, and unpaid interest on indebtedness for money borrowed;

  •
  purchase money and similar obligations;

  •
  obligations under capital leases;

  •
  guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which the issuer(s) or the guarantors are responsible for the payment of, the indebtedness of others;

  •
  renewals, extensions and refundings of the foregoing indebtedness;

  •
  interest or obligations in respect of the foregoing indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings; and

  •
  obligations associated with derivative products.

        However, indebtedness or obligations do not constitute senior indebtedness if the instrument by which the issuer(s) or the guarantors become obligated for that indebtedness or those obligations expressly provides that that indebtedness or those obligations are junior in right of payment to any other indebtedness or obligations of the issuer(s) or the guarantors, as applicable.

Convertible Debt Securities

        Unless otherwise provided in the applicable prospectus supplement, the following provisions will apply to debt securities of Ventas, Inc. that will be convertible into Ventas, Inc. common stock.

        The holder of unredeemed convertible debt securities may, at any time during the period specified in the applicable prospectus supplement, convert those convertible debt securities into shares of Ventas, Inc. common stock. The conversion price or rate for each $1,000 principal amount of convertible debt securities will be specified in the applicable prospectus supplement. The holder of a convertible debt security may convert a portion of the convertible debt security which is $1,000 principal amount or any integral multiple of $1,000. In the case of convertible debt securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption. However, in the case of repayment at the option of the applicable holder, conversion rights will terminate upon receipt of written notice of the holder's exercise of that option.

        The conversion price or rate may be subject to adjustment in certain events, as specified in the applicable indenture, including:

  •
  the issuance of shares of Ventas, Inc. common stock as a dividend on the common stock;

  •
  subdivisions and combinations of Ventas, Inc. common stock;

  •
  the issuance to all holders of Ventas, Inc. common stock of rights or warrants entitling such holders for a period not exceeding 45 days to subscribe for or purchase shares of common stock at a price per share less than its current per share market price; and

  •
  the distribution to all holders of Ventas, Inc. common stock of:

  (1)
  shares of Ventas, Inc. capital stock, other than common stock;

  (2)
  evidence of our indebtedness or assets excluding cash dividends or distributions paid from our retained earnings; or

  (3)
  subscription rights or warrants other than those referred to above.

        However, we will not be required to make any adjustment of the conversion price or rate of less than 1%. Fractional shares of common stock will not be issued upon conversion. In place of fractional shares, we will pay a cash adjustment. Unless otherwise specified in the applicable prospectus supplement, debt securities surrendered for conversion between any record date for an interest payment and the related interest payment date must be accompanied by payment of an amount in cash equal to the interest payment on the surrendered debt security. However, that payment does not have to accompany debt securities surrendered for conversion if those debt securities have been called for redemption during that period. Furthermore, upon conversion of any original issue discount security, the fixed number of shares of common stock into which such original issue discount security is convertible will first be applied to the portion attributable to the accrued original issue discount relating to the period from the date of issuance to the date of conversion of the original issue discount security, and, second, to the portion attributable to the balance of the principal amount of such debt securities.

Guarantees

        If the applicable prospectus supplement relating to a series of debt securities provides that those debt securities will have the benefit of a guarantee by Ventas, Inc., or Ventas Realty and Ventas Capital, and/or any of Ventas, Inc.'s then existing or future subsidiaries, then the debt securities will be fully and unconditionally guaranteed by Ventas, Inc., or Ventas Realty and Ventas Capital, and/or such guarantor subsidiaries, as applicable. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The guarantees will be general obligations of each guarantor. The guarantees will be joint and several obligations of the guarantors. If a series of debt securities is so guaranteed, a supplemental indenture to the applicable base indenture will be executed by each guarantor. Ventas, Inc. and the Subsidiary Guarantors are guarantors under the indentures governing our existing senior notes. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. A guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge into another company, other than an issuer or another guarantor, unless the person acquiring the property in any such sale or disposition or the person formed by or surviving any such consolidation or merger assumes all of the obligations of that guarantor pursuant to a supplemental indenture satisfactory to the applicable trustee, and only if immediately after giving effect to the transaction, no default or event of default would exist. The terms of any guarantee and the conditions upon which any guarantor may be released from its obligations under that guarantee will be set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

        We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, including to a limited number of institutional purchasers, to a single purchaser or to our affiliates and stockholders, (3) through agents or (4) through a combination of any of these methods. The prospectus supplement relating to any offering will set forth the following information:

  •
  the terms of the offering;

  •
  the names of any underwriters, dealers or agents;

  •
  the name or names of any managing underwriter or underwriters;

  •
  the purchase price or initial public offering price of the securities;

  •
  the net proceeds from the sale of the securities;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts, commissions and other items constituting underwriters' compensation;

  •
  any initial public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any commissions paid to agents.

Sale Through Underwriters or Dealers

        If any securities are offered through underwriters, the underwriters will acquire the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer and sell securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise provided in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and dealers may receive compensation from the underwriters in the form of discounts or concessions. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        In order to facilitate the offering of securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the securities for their account. In addition, to cover over-allotments or to stabilize the price of the shares, the underwriters may bid for, and purchase, shares in the open market. Finally, an underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed shares in transactions to cover syndicate short positions, in stabilization transactions, or otherwise. Any of these activities may stabilize or maintain the market price of the offered securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities offered pursuant to this prospectus.

        If any securities are offered through dealers, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale.

Direct Sales and Sales Through Agents

        We may sell the securities directly to purchasers. If the securities are sold directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities, we will describe the terms of any such sales in the applicable prospectus supplement. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless otherwise provided in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Remarketing Arrangements

        Offered securities may also be offered and sold, if we so indicate in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters of the offered securities under the Securities Act.

Delayed Delivery Contracts

        If we so indicate in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement will describe the conditions to those contracts and the commission payable for solicitation of those contracts.

General Information

        We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make.

Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

        Each underwriter, dealer and agent participating in the distribution of any of the securities that are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, securities in bearer form in the United States or to United States persons, other than qualifying financial institutions, during the restricted period, as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7).

VALIDITY OF THE OFFERED SECURITIES

        Willkie Farr & Gallagher LLP, New York, New York will issue an opinion for Ventas, Inc., Ventas Realty, Ventas Capital and the Subsidiary Guarantors about the legality of certain of the offered securities. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements and schedule of Ventas, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2005, and management's assessment of the effectiveness of its internal control over financial reporting as of December 31, 2005, as set forth in their reports thereon, which are incorporated by reference in this prospectus and the registration statement of which this prospectus is a part. Ventas, Inc.'s consolidated financial statements and schedule and management's assessment are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

        The consolidated financial statements and schedule of Provident as of December 31, 2004 and for the period from March 1, 2004 (inception) to December 31, 2004, incorporated by reference in this prospectus and the registration statement of which this prospectus is a part, have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

        The consolidated balance sheet and schedule of ElderTrust Operating Limited Partnership (the Partnership) as of December 31, 2005 and December 31, 2004 and the related consolidated statements of income, partners' capital and cash flows for the year ended December 31, 2005 and for the period from February 5, 2004 through December 31, 2004 and the consolidated statements of income, partners' capital and cash flows of ElderTrust Operating Limited Partnership (the Predecessor) for the period from January 1, 2004 through February 4, 2004 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, which is incorporated by reference in this prospectus and the registration statement of which this prospectus is a part. Such financial statements are incorporated by reference in reliance upon their authority as experts in accounting and auditing.

        The consolidated financial statements of ElderTrust Operating Limited Partnership for the year ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and in the registration statement, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

        We and ETOP file annual, quarterly and current reports, proxy statements and other information with the Commission. Our and ETOP's Commission filings are available over the Internet on the Commission's website at www.sec.gov. You also may read and copy any documents that we and ETOP file at the Commission's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about their public reference rooms, including copy charges. You can also obtain information about us from the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Information about us is also available on our Web site at www.ventasreit.com. Information on our website is not incorporated by reference herein and our web address is included as an inactive textual reference only.

        We are incorporating by reference in this prospectus the information we and ETOP file with the Commission. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we or ETOP file later with the Commission will automatically update and supersede this information. We are incorporating by reference Ventas, Inc.'s and ETOP's documents listed below and any future filings Ventas, Inc. and ETOP make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until all of the securities offered under this prospectus are sold:

  •
  Ventas, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2005;

  •
  Ventas, Inc.'s Current Reports on Forms 8-K filed February 1, 2006 and February 28, 2006 (however, we do not incorporate by reference the information under Item 2.02, Results of Operations and Financial Condition);

  •
  Ventas, Inc.'s Registration Statement on Form S-4 (File No. 333-124379), as amended (however, we do not incorporate by reference the financial statements and supporting schedules and notes thereto of Alterra and Brookdale);

  •
  ETOP's Annual Report on Form 10-K for the year ended December 31, 2005;

  •
  Ventas, Inc.'s Proxy Statement filed on April 5, 2006 for the 2006 Annual Meeting of Stockholders; and

  •
  The description of our common stock set forth in Ventas, Inc.'s Registration Statement on Form 8-A filed with the Commission on January 23, 1992.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

  General Counsel
  Ventas, Inc.
  10350 Ormsby Park Place
  Suite 300
  Louisville, Kentucky 40223
  (502) 357-9000

        No separate financial statements of Ventas Realty or Ventas Capital have been included herein. It is not expected that Ventas Realty or Ventas Capital will file reports, proxy statements or other information under the Exchange Act with the Commission.

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

23,400,000 Shares

Ventas, Inc.

Common Stock

P R O S P E C T U S  S U P P L E M E N T

Merrill Lynch & Co.

Citi

UBS Investment Bank

Banc of America Securities LLC

Calyon Securities (USA) Inc.

KeyBanc Capital Markets

BMO Capital Markets

JPMorgan

Stifel Nicolaus

May 17, 2007

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ABOUT THIS PROSPECTUS
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ABOUT THE REGISTRANTS
RISK FACTORS
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DESCRIPTION OF VENTAS, INC. COMMON STOCK
DESCRIPTION OF VENTAS, INC. PREFERRED STOCK
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DESCRIPTION OF VENTAS, INC. WARRANTS
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